         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the __ day of April, 2004 by and between each of Grand Canal Shops Mall Subsidiary, LLC, a Delaware limited liability company ("Mall Subsidiary"), and Grand Canal Shops Mall MM Subsidiary, Inc., a Nevada corporation, each having an office at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89019, as sellers (each, a "Seller" and collectively, the "Sellers"), and GGP Limited Partnership, a Delaware limited partnership with an office at 110 North Wacker Drive, Chicago, Illinois 60606, as purchaser ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Grand Canal Shops II, LLC, a Delaware limited liability company ("Owner") is the owner in fee simple of The Grand Canal Shoppes, a retail shopping mall located in Las Vegas, Nevada physically consisting of the Land, Improvements and Personal Property and also contractually and legally consisting of the Leases, REA, VCR Showroom Lease, the Gondola Lease, the VCR Office Lease, the Casino Level Master Lease, the Other Agreements and Intangible Personal Property (all such physical and contractual items, collectively, the "Grand Canal Shoppes");

         WHEREAS, as of the Closing Date Owner will be the lessee under the Casino Level Master Lease;

         WHEREAS, the Sellers collectively own all of the membership interests (the "Membership Interests") in Owner, in the percentages set forth on Exhibit A attached hereto and made a part hereof;

         WHEREAS, the Sellers desire to sell the Membership Interests to Purchaser; and

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

         WHEREAS, Purchaser desires to purchase the Membership Interests from the Sellers, subject to and upon all of the terms, covenants and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:

         1. Definitions. Wherever used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless the context of this Agreement clearly requires another interpretation:

         "Adjustment Point" - shall have the meaning set forth in Article 6.

         "Amended and Restated REA" - shall have the meaning set forth in the definition of "REA" below.

         "ATM Agreement" - shall mean that certain ATM Agreement dated November 20, 2002 between Ultron, Inc. and VCR attached hereto and made a part hereof as Exhibit Z.

         "Bank" - shall have the meaning set forth in Section 3.3

         "Basket" - shall have the meaning set forth in Section 8.6.2.

         "Buon Giorno Lease" - shall mean that certain Lease by and between Grand Canal Shops Mall Construction, LLC ("GCSMC"), as landlord, and VCR, as tenant, dated as of April 1, 1999, the landlord's interest in which was assigned to Owner pursuant to that certain Sale and Contribution Agreement dated November 14, 1997 by and between VCR and GCSMC, as sellers, and Grand Canal Shops Mall, LLC, as purchaser, that certain Second Sale And Contribution Agreement dated December __, 1999 by and between Grand Canal Shops Mall, LLC, as seller, and Mall Subsidiary, as purchaser, and that certain Third Sale and Contribution Agreement dated June 4, 2002 by and between Mall Subsidiary, as seller, and Owner, as purchaser.

         "Business Day" - shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions located in New York City are authorized or required to close.

         "Cap" - shall have the meaning set forth in Section 8.6.2.

         "Casino Level Master Lease" - shall mean that certain Casino Level Restaurant/Retail Master Lease by and between VCR, as landlord, and Owner, as tenant, covering certain restaurant and retail space described therein.

         "Casualty" - shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

         "Closing" - shall mean the closing of the sale of the Membership Interests by the Sellers to Purchaser provided for in Article 5.

         "Closing Date" - shall have the meaning set forth in Section 5.1.

         "Deposit" - shall have the meaning set forth in Section 3.1.1.

         "Diamond Resort Lease" - shall mean that certain Concession Agreement by and between Owner and Marriott Ownership Resorts, Inc., dated February 18, 2004.

         "Diamond Resort Lease Guaranty" - shall mean that certain Guarantee Agreement dated as of February 18, 2004 from Marriott International, Inc. to Owner.

         "Environmental Report" - shall mean that certain Phase I Environmental Site Assessment issued by Converse Consultants as Converse Project No. 04-43101-01, dated January 20, 2004.

         "Escrow Agent" - shall have the meaning set forth in Section 3.2.

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

         "Estoppel Claims" - shall have the meaning set forth in Section 17.3.

         "Excluded Liabilities" - shall have the meaning set forth in Section 33.1.

         "Exhibits" - shall mean the exhibits attached to this Agreement, each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.

         "GCSMC" - shall have the meaning set forth in the definition of Buon Giorno Lease.

         "Goldman" - shall have the meaning set forth in Section 15.1.

         "Gondola Lease" - shall mean that certain Lease by and between Owner, as landlord, and VCR, as tenant, dated as of the Closing Date and covering, among other things, the gondola within the Property.

         "Governmental Authorities" - shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities having jurisdiction over the Property or any part thereof.

         "Grand Canal Shoppes" shall have the meaning set forth in the first "Whereas" clause of this Agreement.

         "Impositions" - shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, road maintenance and other infrastructure charges, license fees and other fees and charges assessed or imposed by Governmental Authorities or quasi-Governmental Authorities upon the Land, Improvements and/or Personal Property.

         "Improvements" - shall mean all buildings, facilities, structures and improvements now located or hereafter erected on the parcel of Land described as

Parcel 2 on Exhibit B attached hereto and made a part hereof, and all fixtures constituting a part thereof.

         "Income" - shall have the meaning set forth in subsection 3.2.1.

         "Indemnified Party" - shall have the meaning set forth in Article 31.

         "Intangible Personal Property" - shall mean, with respect to the Property, all right, title and interest of Owner and the Sellers, if any, in and to all intangible personal property used in connection with the operation of the Property and including, without limitation, good will, going concern value, radius restriction and operating agreements of Tenants, all telephone numbers listed after the name of the Property, all names (including, without limitation, the name "The Grand Canal Shoppes"), trade names, designations, logos and service marks, websites, domain names and the appurtenant good will, used in connection with operation of the Property (other than the names or variations thereof of the Managing Agent and Tenants), the right to own, develop, lease and manage the Property and all similar items of intangible personal property owned by Owner and utilized solely in connection with the operation of the Property, but excluding any cash or cash equivalents held by Owner (subject, however, to the provisions of Article 6).

         "Interface" - shall have the meaning set forth in the definition of REA.

         "International News Lease" - shall mean that certain Lease by and between Grand Canal Shops Mall Subsidiary, LLC, as landlord and VCR, as tenant, dated July 5, 2001, the landlord's interest in which was assigned to Owner pursuant to that certain Third Sale And Contribution Agreement dated June 4, 2002 by and between Mall Subsidiary, as seller, and Owner, as purchaser.

         "knowledge" - with respect to the Sellers shall mean, without independent investigation, the actual knowledge of any of Michael Mathis, Robert Goldstein and Harry Miltenberger.

         "Land" - shall mean, subject to Article 39 hereof, the respective lots, pieces or parcels of land and/or air space more particularly described in Exhibit B, together with all appurtenances thereto.

         "Leases" - shall mean all leases, licenses, concessions and other forms of agreement, written or oral, however denominated, wherein Owner (or VCR, with respect to any such agreements covering any space covered by the Casino Level Master Lease) (as a party named therein or the successor thereto) grants to any party or parties, other than the Managing Agent, the right of use or occupancy of any portion of the Property or the space covered by the Casino Level Master Lease, and all renewals, modifications, amendments, guaranties, assignments and other agreements affecting the same, but expressly excluding the REA, the VCR Showroom Lease, the Gondola Lease, the VCR Office Lease and the Casino Level Master Lease.

         "Leasing Costs" - shall have the meaning set forth in Section 6.2.

         "Leasing Cut-Off Date" - shall mean the date hereof.

         "Legal Requirements" - shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Property or any part thereof or the use or manner of use thereof, or to Owner, Tenants or occupants thereof in connection with such ownership, occupancy or use.

         "Letters of Credit" - shall have the meaning set forth in Section 3.3.

         "Lido" - shall have the meaning set forth in the definition of REA.

         "Madame Tussaud Lease" - shall mean that certain Lease dated May 15, 1998, by and between GCSMC, as landlord and Madame Tussaud Las Vegas, Inc., as tenant, as amended by that certain First Amendment to Lease dated September 22, 1999, by and between GCSMC, as landlord and Madame Tussaud Las Vegas, Inc., as tenant, as amended by that certain Second Amendment to Lease dated February 1, 2000, by and between Mall Subsidiary, as landlord and Madame Tussaud Las Vegas, Inc., as tenant, the landlord's interest in which was assigned to Owner pursuant to that certain Sale and Contribution Agreement dated November 14, 1997 by and between VCR and GCSMC, as sellers, and Grand Canal Shops Mall, LLC, as purchaser, that certain Second Sale And Contribution Agreement dated December __, 1999 by and between Grand Canal Shops Mall, LLC, as seller, and Mall Subsidiary, as purchaser, and that certain Third Sale And Contribution Agreement dated June 4, 2002 by and between Mall Subsidiary, as seller, and Owner, as purchaser.

         "Mall Property" - shall mean The Grand Canal Shoppes, excluding all of Owner's right, title and interest in, to and under the Casino Level Master Lease and the space covered by the Casino Level Master Lease.

         "Mall Subsidiary" - shall have the meaning set forth in the Preamble to this Agreement.

         "Management Agreement" - shall mean the agreement for the management of the Property dated as of April 23, 1997 between Las Vegas Sands, Inc. and the Managing Agent (as amended).

         "Managing Agent" - shall mean Forest City Commercial Management, Inc.

         "Material Loss" - shall have the meaning set forth in Section 11.1.

         "Membership Interests" - shall have the meaning set forth in the third "Whereas" clause of this Agreement.

         "New Lease Notice" - shall have the meaning set forth in Section 13.2.

         "Other Agreements" - shall mean all contracts, agreements and documents pertaining to the Property to which Owner or its predecessor in interest is a party and by which Owner is bound, other than the REA, the Management Agreement, the Leases, the VCR Showroom Lease, the Gondola Lease, the VCR Office Lease, the Casino Level Master Lease and the ATM Agreement and including, without limitation, all service contracts, construction contracts, leases of personal property and utility agreements. The Other Agreements are listed in Exhibit C attached hereto and made a part hereof.

         "Owner" - shall have the meaning set forth in the first "Whereas" clause of this Agreement.

         "Permitted Encumbrances" - shall have the meaning set forth in Section 4.1.

         "Personal Property" - shall mean all apparatus, machinery, devices, appurtenances, equipment, furniture, furnishings, promotional and marketing fund accounts and other items of personal property (other than Intangible Personal Property) owned by Owner and located at and used in connection with the ownership, operation or maintenance of the Property, including, without limitation, (a) computer and peripheral equipment, computer software, and data contained on hard drives and on diskettes, and

(b) all records, books of account and papers of Owner relating to the construction, ownership, management and operations of the Property or Owner, including without limitation, architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, third-party structural, mechanical, geotechnical or other engineering studies, third-party soil test reports, third-party environmental reports, third-party underground storage tank reports, third-party feasibility studies, third-party appraisals, third-party ADA surveys or reports, third-party OSHA asbestos surveys, third-party marketing studies, mall documents and compilations, organizational documents, lease summaries and originals and/or copies of Leases, the REA and the Other Agreements and correspondence related thereto (but excluding, in all events, all privileged or confidential information, all proprietary information and all internal correspondence, memorandum and other communications).

         "Preclosing Basket" - shall have the meaning set forth in Section 11.1.

         "Property" - shall mean, collectively, the Grand Canal Shoppes; all of Owner's right, title and interest in, to and under the Casino Level Master Lease; and, as the context requires, the space covered by the Casino Level Master Lease.

         "Protected Party" - shall have the meaning set forth in Article 31.

         "Purchase Price" - shall have the meaning set forth in Section 3.1.

         "Purchaser" - shall have the meaning set forth in the Preamble of this Agreement.

         "REA" - shall mean that certain Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of November 14, 1997, among Interface-Group - Nevada, Inc ("Interface"), Venetian Casino Resort, LLC ("VCR") and Grand Canal Shops Mall Construction, LLC, as amended by (i) that certain First Amendment to Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of December 20, 1999 among Interface, Grand Canal Shops Mall Subsidiary, LLC, Lido Casino Resort, LLC ("Lido") and VCR; (ii) that certain Second Amendment to Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of June 4, 2002, among VCR, Lido, Owner and Interface and
(iii) that certain Third Amendment to Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of June 28, 2002 among VCR, Lido, Owner and Interface, and as the same will be amended and restated on the Closing Date pursuant to that certain Second Amended and Restated Reciprocal Easement, Use and Operating Agreement among VCR, Lido, Owner and Interface (the "Amended and Restated REA")

         "Remaining Balance" - shall have the meaning set forth in Section
3.1.2.

         "Rents" - shall mean all fixed, minimum, additional, percentage, overage and escalation rents, common area and/or Property maintenance charges, advertising and promotional charges, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges and other amounts payable under the Leases.

         "Required Tenants" - shall have the meaning set forth Section 17.2.

         "Rules" - shall have the meaning set forth in Section 34.2.

         "Sephora Lease" - shall mean that certain Lease by and between Grand Canal Shops Mall Construction, LLC, as landlord and DFS Group, L.P., as tenant, dated November 23, 1998, as amended by that certain First Amendment to Lease by and between Grand Canal Shops Mall Subsidiary, LLC, as landlord, and Sephora USA, LLC, as tenant, dated March 30, 2000, as amended by that certain Second Amendment to Lease by and between Grand Canal Shops Mall Subsidiary, LLC, as landlord, and Sephora USA, LLC, as tenant, dated April 10, 2000, the landlord's interest in which was assigned to Owner pursuant to that certain Sale and Contribution Agreement dated November 14, 1997 by and between VCR and GCSMC, as sellers, and Grand Canal Shops Mall, LLC, as purchaser, that certain Second Sale And Contribution Agreement dated December __, 1999 by and between Grand Canal Shops Mall, LLC, as seller, and Mall Subsidiary, as purchaser, and that certain Third Sale And Contribution Agreement dated June 4, 2002 by and between Mall Subsidiary, as seller, and Owner, as purchaser.

         "Sellers" - shall have the meaning set forth in the Preamble to this Agreement.

         "Sellers' Copies" - shall mean any executed original counterparts of the instrument in question in Owner's or the Sellers' possession or, if an executed original counterpart is not in Owner's, the Sellers' or the Managing Agent's possession, such conformed or photostatic copies as may be in Owner's, the Sellers' or the Managing Agent's possession.

         "Sellers' Estoppel Letter" - shall have the meaning set forth in
Section 17.2.

         "Seller's Representations" - shall have the meaning set forth in
Section 8.6.1.

         "SNDAs" - shall have the meaning set forth in subsection 11.3.

         "Taking" - shall mean a taking of all or any portion of the Land and/or improvements in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

         "Tao Nightclub Lease" - shall mean that certain Lease by and between Owner, as landlord and Buddha Entertainment, LLC, as tenant, dated June 3, 2003.

         "Tao Restaurant Lease" - shall mean that certain Lease by and between Owner, as landlord and Asia Las Vegas LLC, as tenant, dated June 3, 2003.

         "Tenants" - shall mean the tenants, licensees, concessionaires or other users or occupants under Leases.

         "Title Company" - shall mean Lawyers Title Insurance Corporation.

         "VCR" - shall have the meaning set forth in the definition of REA.

         "VCR Kiosk Lease" - shall mean that certain Concession Agreement by and between Grand Canal Shops Mall Subsidiary, LLC, as landlord, and VCR, as tenant, dated as of March 23, 2000, as amended pursuant to that certain First Amendment to Concession Agreement by and between Owner, as landlord, and VCR, as tenant, dated as of February 9, 2004.

         "VCR Leases" - shall mean the VCR Showroom Lease, the Gondola Lease, the VCR Office Lease, the International News Lease, the Buon Giorno Lease, and the VCR Kiosk Lease

         "VCR Office Lease" - shall mean that certain Lease by and between Owner, as landlord, and VCR, as tenant, dated as of the Closing Date covering certain office space described therein.

         "VCR Showroom Lease" - shall mean that certain Lease by and between Owner, as landlord, and VCR, as tenant, dated as of the Closing Date and covering, among other things, certain theater space in the Property.

         "VCR's Representations" shall have the meaning set forth in subsection
8.6.2 hereof.

         "Violations" - shall mean, with respect to the Property, violations of Legal Requirements existing with respect to the Property.

         2. Agreement to Sell and Purchase. Upon and subject to the terms and conditions of this Agreement, the Sellers agree to sell and assign the Membership Interests to Purchaser and Purchaser agrees to purchase the Membership Interests from the Sellers, to assume the obligations in respect thereof accruing from and after the Closing Date and to pay to the Sellers the Purchase Price. Wherever in this Agreement any monies, including with respect to the Purchase Price, are to be paid to the Sellers, the Sellers shall jointly instruct Purchaser as to what portion is to be paid to each Seller; absent any such instruction, each Seller shall be paid its pro rata share of the applicable monies in accordance with the percentages set forth on Exhibit A.

         3.       Purchase Price.

                  3.1 Purchase Price. The purchase price for the Membership Interests shall be (a) SEVEN HUNDRED SIXTY SIX MILLION AND NO/100 DOLLARS ($766,000,000.00) (the "Purchase Price"). The Purchase Price for the

Property shall be increased or decreased, for Purchaser's accounting purposes only, by any subsequent adjustments as determined under Section 6.1.5. The Purchase Price shall be payable by Purchaser as follows:

                           3.1.1    Five percent (5%) of the Purchase Price (the
"Deposit") shall be paid by Purchaser to Escrow Agent simultaneously herewith, either by wire transfer of immediately available federal funds to an account designated by Escrow Agent, or in the form of one or more Letters of Credit in accordance with Section 3.3. Except as expressly provided in this Agreement, the Deposit shall be non-refundable.

                           3.1.2    The balance of the Purchase Price, plus or
minus adjustments and credits provided for in Article 6 and any other applicable provisions of this Agreement (the "Remaining Balance") shall be paid in cash at the Closing, by wire transfer of immediately available federal funds to an account or accounts designated by the Sellers.

                  3.2      Escrow Provisions.

                           3.2.1    The Title Company (referred to in this
Section and sometimes in other sections hereof as "Escrow Agent") shall hold the Deposit in escrow in an interest-bearing bank account until the Closing or such other time as is specified herein, and shall pay over or apply the Deposit in accordance with the terms of this Section 3.2. The party that receives all interest and other income earned on the Deposit (the "Income") pursuant to the provisions of this Agreement shall be responsible for paying any income taxes thereon. The tax identification numbers of the parties hereto shall be furnished to Escrow Agent upon request.

                           3.2.2    If the Closing occurs, the Deposit shall be
paid to the Sellers and credited against the Purchase Price and the Income shall be paid to or at the direction of Purchaser. If this Agreement is terminated pursuant to Section 16.1, the Deposit and the Income shall be paid to the Sellers as liquidated and agreed upon damages for Purchaser's default. If the Closing does not occur for any reason other than termination of this Agreement pursuant to Section 16.1, then, subject to the provisions of Section 16.2, the Deposit and the Income shall be paid to Purchaser.

                           3.2.3    Escrow Agent shall not be required to make
any disposition of the Deposit or the Income unless (i) Escrow Agent is directed to do so in writing by the Sellers and Purchaser or (ii) Escrow Agent is directed to do so in writing by the party which claims to be entitled to receive the Deposit and the Income and the other party does not object to such disposition within ten (10) days after written notice of such direction is given by Escrow Agent to the other party or (iii) Escrow Agent is directed to do so by a final order or judgment of a court as hereinafter provided. The notice given by Escrow Agent pursuant to clause (ii) above shall state in capital letters that failure of the addressee to object to the disposition of the Deposit and the Income described in such notice within ten (10) days after the giving thereof shall constitute a waiver of the addressee's right to contest or object to such disposition. In the event that any dispute shall arise with respect to the entitlement of either party to the Deposit or the Income, Escrow Agent shall continue to hold the Deposit and the Income until otherwise directed by written instruction from the Sellers and Purchaser or a final order or judgment of a court of competent jurisdiction entered in an action or proceeding to which Escrow Agent is a party. In addition, in the event of any such dispute, Escrow

Agent shall have the right at any time to commence an action in interpleader and to deposit the Deposit and/or the Income with the clerk of a court of appropriate jurisdiction in the State of New York. Upon the commencement of such action and the making of such deposit, Escrow Agent shall be released and discharged from and of all further obligations and responsibilities hereunder. For the purposes of this subsection 3.2.3, no dispute shall be deemed to exist as to entitlement of either party to the Deposit and the Income if the party receiving notice from Escrow Agent pursuant to clause (ii) of this subsection
3.2.3 objects to the disposition of the Deposit and the Income provided for in such notice more than ten (10) days after the giving of such notice by Escrow Agent.

                           3.2.4    The parties hereto acknowledge that Escrow
Agent is acting solely as a stakeholder at their request and for their convenience, that with respect to the Deposit and the Income Escrow Agent shall not be deemed to be the agent of any of the parties hereto and that Escrow Agent shall not be liable to either of the parties hereto for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Escrow Agent may act upon any instrument or other writing and upon signatures believed by it to be genuine, without any duty of independent verification. Escrow Agent shall not be bound by any modification of this Agreement unless the same is in writing and signed by the parties hereto and a counterpart thereof is delivered to Escrow Agent and, if Escrow Agent's duties, rights or liabilities hereunder are affected, unless Escrow Agent shall have given its prior consent thereto in writing. Escrow Agent shall not be required or obligated to determine any questions of law or fact. The parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent from and against all costs, claims and expenses, including reasonable attorneys' fees and litigation costs, incurred by Escrow Agent in connection with the performance of its duties under this Section 3.2 (including, without limitation, in an interpleader action or other litigation regarding the disposition of the Deposit and the Income), except with respect to acts or omissions taken or suffered by Escrow Agent in breach of this Agreement or involving bad faith, gross negligence or willful misconduct on the part of Escrow Agent.

                           3.2.5    Escrow Agent shall have no liability for the
selection of any particular account or investment made by the parties hereto, for fluctuations in the value of said account or investment, for the amount of interest or other income earned on said account or investment or for any loss incurred in connection therewith.

                           3.2.6    Escrow Agent has acknowledged its agreement
to the provisions of this Section 3.2 by signing this Agreement, and Escrow Agent has executed this Agreement solely for such purpose.

                           3.2.7    References in succeeding provisions of this
Agreement to the Deposit shall be deemed to be references both to the Deposit and the Income.

                  3.3 Letters of Credit. At Purchaser's option, the Deposit may be paid by Purchaser simultaneously herewith by Purchaser's delivering to Mall Subsidiary one or more clean, irrevocable stand-by letters of credit (the "Letters of Credit") in an aggregate amount equal to the Deposit in favor of Mall Subsidiary, the form of each of which shall comply with the next sentence and shall otherwise be reasonably acceptable to the Sellers and each of which shall be issued by a bank (the "Bank") with a Issuer Financial Strength Rating from S&P of A or better (without a negative credit watch if such rating is A) or a Senior Unsecured Debt Rating or Issuer Rating from Moody's of A-2 or better (without a negative credit watch if such rating is A-2). Each of the Letters of Credit shall initially have an expiration date not earlier than sixty (60) days after the initial Closing Date provided for in the first sentence of Section 5.1 hereof, and each shall provide that it can be drawn on by the Mall Subsidiary upon delivery by Mall Subsidiary to the Bank of a written notice stating that Mall Subsidiary is entitled to draw upon such Letter of Credit pursuant to the terms of this Agreement. If one or more Letters of Credit are delivered by Purchaser: (i) if the Closing occurs, the Letters of Credit shall be returned by Mall Subsidiary to Purchaser at the Closing and the Remaining Balance shall in such case be increased by the amount of the Letters of Credit; (ii) if the Closing does not occur under circumstances in which Purchaser is entitled to a return of the Deposit, the Letters of Credit shall be promptly returned by Mall Subsidiary to Purchaser; and (iii) if (A) the Sellers shall at any time be entitled to receive the proceeds of the Deposit or (B) Mall Subsidiary shall be holding any Letters of Credit thirty (30) days prior to the expiration date thereof and Purchaser shall not theretofore have delivered to Mall Subsidiary an endorsement to such Letters of Credit signed by the issuer thereof extending such expiration date for a minimum of sixty (60) days or replacement Letters of Credit meeting the requirements of the first and second sentences of this Section 3.3 and bearing an expiration date at least sixty (60) days following the expiration date of the original Letters of Credit, then in either such case Mall Subsidiary shall be entitled to draw the full amount of such Letters of Credit and either retain such amount (in the case of clause (A)) or pay such amount to Escrow Agent (in the case of clause (B), in which event the provisions of Section 3.2 shall apply with respect to such amount).

         4.       Permitted Encumbrances.

                  4.1 Definitions. It shall be a condition precedent to Purchaser's obligations hereunder that at the Closing title to the Property shall be subject only to the following matters ("Permitted Encumbrances"):

                           4.1.1    the matters set forth in Exhibit D;

                           4.1.2    liens for Impositions which are not due and
payable as of the Closing Date or which are apportioned in accordance with
Article 6;

                           4.1.3    liens for Impositions which are paid
directly by Tenants in occupancy on the Closing Date to the entity imposing same;

                           4.1.4    the state of facts shown on the survey
described in Exhibit E attached hereto and made a part hereof, and any state of facts a physical inspection of the Property would show;

                           4.1.5    zoning, subdivision, environmental, building
and all other Legal Requirements presently existing, or enacted prior to the Closing, applicable to the ownership, use or development of or the right to maintain or operate the Property, or have space therein used and occupied by Tenants;

                           4.1.6    all Leases in effect on the date of this
Agreement, any extensions or renewals of such Leases pursuant to options contained therein which do not require the consent of Owner thereunder and any extensions, renewals or amendments of such Leases or additional or substituted Leases made between the date hereof and the Closing Date in accordance with the provisions of Article 13;

                           4.1.7    the VCR Showroom Lease;

                           4.1.8    the Gondola Lease;

                           4.1.9    the VCR Office Lease;

                           4.1.10   mechanics liens, lis pendens and notices of
commencement arising from work or other obligations, the payment for which is the responsibility of any Tenant in occupancy on the Closing Date under a Lease then in effect and not Owner (provided that any security posted by such Tenant with respect to the foregoing remains for the benefit of Owner following Closing (unless such security expires by its terms prior to Closing));

                           4.1.11   the REA;

                           4.1.12   the Other Agreements;

                           4.1.13   all exceptions to title which, taken
together, would not interfere in any respect (other than to a de minimus extent) with the current use and operation of the Property; and

                           4.1.14   all other matters affecting title to the
Property which are hereafter accepted or required to be accepted or are waived by Purchaser as provided in Article 14.

         5.       The Closing.

                  5.1 Closing Date. The closing of the transactions provided for in this Agreement (the "Closing") shall be held on May 17, 2004 (the "Closing Date") at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the

Americas, New York, New York 10019-6064. Time shall be of the essence with respect to Purchaser's obligation to consummate the Closing on the Closing Date. The Sellers shall have the right to adjourn the Closing Date one or more times for a combined aggregate of not more than ninety (90) days to cure exceptions to title, obtain estoppel certificates or satisfy other closing conditions. Any such adjournment may be effected by written notice to Purchaser given on or prior to the then scheduled Closing Date, in which case (a) the adjourned Closing Date shall be set forth in such notice and shall be a Business Day not less than five (5) Business Days after the giving of such notice and (b) time shall be of the essence with respect to Purchaser's obligation to consummate the Closing no later than three (3) Business Days after the adjourned Closing Date.

                  5.2 Actions at Closing. At the Closing, the parties shall deliver and accept the documents and instruments and take all other action required of them pursuant to this Agreement.

         6. Apportionments. At the Closing (except where a later date is specifically provided for in this Article), the items set forth below shall be adjusted as of 11:59 P.M. on the day preceding the Closing Date (the "Adjustment Point") and the net amount thereof shall be paid by Purchaser to the Sellers or credited by the Sellers to Purchaser, as the case may be, at the Closing. For the purpose of this Article 6, the term "Owner" shall, with respect to all matters relating to Leases covering space covered by the Casino Level Master Lease, refer to Owner and VCR (as landlord under such Leases until the Casino Level Master Lease is executed and delivered).

                  6.1 Rents. Rents as and when collected. Any Rents collected by or on behalf of Owner (which, for purposes of this Section 6.1, shall include Rents collected by any successor to Owner and by any property manager or other agent acting for Owner or any such successor) subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Purchaser or Owner to the Sellers within fifteen (15) days after the end of the calendar month in which received by or on behalf of Owner, but subject to the further provisions of this Section 6.1 in the case of Rents due prior to the Adjustment Point. If prior to the Closing Owner shall have collected any Rents (which, for the purposes of this Section 6.1, shall include Rents collected by any agent acting for Owner) which are properly allocable in whole or in part to periods subsequent to the Adjustment Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Purchaser by the Sellers at the Closing. As used in this Section 6.1 the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred in collecting any Rents, but shall not include the regular fees payable to any property manager of the Property, the payroll costs of any of the Sellers', Owner's or Purchaser's employees or any other internal costs or overhead of the Sellers, Owner or Purchaser.

                           6.1.1    The Sellers shall deliver to Purchaser at
Closing a list of all Tenants that are delinquent in payment of Rents as of the Adjustment Point (without giving effect to any unexpired grace periods), which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, tax reimbursements, common area maintenance charges, electric charges, charges for tenant services, charges for overtime services, percentage rent and other charges, if any. The first amounts collected by or on behalf of Owner from each delinquent Tenant, net of costs of collection, if any, shall (a) first be deemed to be in payment of Rents (or the specific components of Rents) for the month in which the Closing occurs, (b) next, up to $50,000 in the aggregate for all Tenants shall be deemed to be in payment of Rents (or the specific component of rents) which are delinquent (without giving effect to any unexpired grace periods) as of the last day of the month immediately preceding the month in which the Closing occurs, as set forth on such list, (c) next be deemed to be in payment of Rents (or the specific components of Rents) then due on account of any month after the month in which the Closing occurs and (d) then, to the extent not already applied pursuant to clause (b) of this sentence, be deemed to be in payment of Rents (or the specific components of Rents) which are delinquent (without giving effect to any unexpired grace periods) as of the last day of the month immediately preceding the month in which the Closing occurs, all as set forth on such list. Any amounts collected by or on behalf of Owner from each Tenant which, in accordance with the preceding sentence, are allocable to the month in which the Closing occurs (as adjusted as of the Adjustment Point) or any prior month, net of costs of collection properly allocable thereto, if any, shall be paid promptly by Purchaser to the Sellers.

                           6.1.2    Purchaser shall cause Owner and any
successors to Owner to exert reasonable efforts for a period of two (2) years after the Closing to bill and collect any delinquencies set forth on the list delivered by the Sellers pursuant to subsection 6.1.1 and the amount thereof, as, when and to the extent collected by or on behalf of Owner shall, if due to the Sellers pursuant to the provisions of subsection 6.1.1, be paid by Owner to the Sellers net of costs of collection, if any, properly allocable thereto, promptly after the collection thereof by Owner. In no event shall Purchaser or Owner be obligated to institute any actions or proceedings or to seek the eviction of any Tenant in order to collect any such delinquencies.

                           6.1.3    Following the Closing, Purchaser shall
submit or cause to be submitted to the Sellers, within 30 days after the end of each calendar quarter up to and including the calendar quarter ending on March 31, 2006 but only so long as any delinquencies that existed as of the Adjustment Point remain outstanding, a statement which sets forth all collections made by or on behalf of Owner from the Tenants which owe such delinquencies through the end of such calendar quarter. The Sellers or their designee shall have the right from time to time following the Closing until 90 days after receipt by the Sellers of the last quarterly statement required hereunder, at the Sellers' expense during business hours and on reasonable prior notice to Purchaser, to examine and audit so much of the books and records of Purchaser or Owner (or any successor of Owner) as relate to such delinquencies in order to verify the collections reported by Purchaser or Owner (or any successor of Owner) in such quarterly statements.

                           6.1.4    Nothing contained in this Section 6.1 shall
be deemed to prohibit the Sellers, at their own expense, from instituting any actions or proceedings in their own name against any Tenant after the Closing in order to collect the amount of any delinquencies due in whole or in part to the Owner from such Tenant that are allocable to periods prior to the Adjustment Point; provided, however, that in no event shall the Sellers be entitled in any such action or proceeding to seek to evict any Tenant, to recover possession of its space or to terminate its Lease. If requested by the Sellers, Purchaser shall or shall cause Owner to join in any such action or proceeding, or permit the same to be bought in Purchaser's or Owner's name or in the names of the Sellers, Purchaser and Owner, all at the Sellers' sole cost and expense. Purchaser shall not, and shall not cause Owner to, waive or settle any delinquency owed in whole or in part to the Sellers without the prior written consent of the Sellers in each instance.

                           6.1.5    With respect to that portion of the Rents
which constitute percentage or overage rents, or other amounts payable by Tenants based upon sales, receipts or income of such entities, the following shall apply: (i) at the Closing and/or, in the case of percentage or overage rents which are in arrears or are payable in other than monthly installments, subsequent to the Closing, percentage or overage rents shall be apportioned as provided in the other subsections of this Section 6.1 in the case of Rents generally (the parties agreeing to apportion such rents to a period of time prior to the Adjustment Point or a period of time subsequent to the Adjustment Point (or both) as directed by the applicable Tenants or as otherwise made clear by the circumstances surrounding the payment of such rents); and (ii) following the end of the fiscal year on account of which such percentage or overage rents are payable by each Tenant and receipt by Owner of any final payment on account thereof due from such Tenant, Purchaser shall (1) pay or cause to be paid to the Sellers net of costs of collection, if any, the amount, if any, by which (a) the amount of percentage or overage rents paid by such Tenant on account of such entire fiscal year multiplied by a fraction, the numerator of which is the number of months (including any fraction of a month expressed as a fraction) of such fiscal year which occurred prior to the Adjustment Point and the denominator of which is 12 or such lesser number of months (including any fraction of a month expressed as a fraction) as may have elapsed in such fiscal year prior to the expiration of the Lease in question, exceeds (b) all amounts received by Owner prior to the Adjustment Point on account of the percentage or overage rents in question for such fiscal year (excluding any such amounts credited to Purchaser pursuant to the provisions of this Article 6) and (2) retain all portions of any such final payment not payable to the Sellers pursuant to clause (1) of this sentence. If the amount described in clause 1(b) of the preceding sentence exceeds the amount described in clause 1(a) of the preceding sentence, the Sellers shall pay such excess to Purchaser. Upon request of Purchaser, the Sellers shall advise Purchaser of the amount of percentage or overage rents collected by Owner from each Tenant prior to the Closing Date. If after the Closing, Purchaser or Owner collects any payments of percentage or overage rents that are paid in respect of a fiscal year which ended prior to the Closing, all such payments, net of costs of collection, if any, shall be promptly paid to the Sellers. If on the Closing Date, Owner shall be conducting any audits of payments of percentage or overage rents previously made by Tenants for fiscal years prior to the ones in effect on the Closing Date, the Sellers may, in their sole discretion and at their sole cost and expense, continue all or any such audits, or obligate Purchaser to cause Owner (or any successor of Owner) to either assign its right to continue all or any such audits to the Sellers or continue all or any such audits "in-house" until completion thereof at the Sellers' direction, and the Sellers shall collect and retain any amounts payable by reason thereof. In addition, the Sellers shall have the right to initiate, and then conduct (or, at the Sellers' option, obligate Purchaser to cause Owner (or any successor of Owner) to conduct at the Sellers' direction and sole cost and expense), such (in-house) audits subsequent to the Closing in respect of any fiscal years prior to the one in effect on the Closing Date, and either the Sellers or Purchaser shall have the right to initiate and then conduct (or, at the Sellers' option, obligate Purchaser to cause Owner (or any successor of Owner) to initiate and then conduct), such audits subsequent to the Closing in respect of the fiscal year in which the Closing Date occurs (in which case both the Sellers and Purchaser shall jointly instruct Owner (or its successor) as to how to conduct such audit and shall cooperate with each other with respect thereto). Any payments to the Sellers pursuant to this subsection 6.1.5 shall be considered an adjustment to the Purchase Price for Purchaser's accounting purposes.

                           6.1.6    (A) With respect to that portion of Rents
which are payable on an annual, semi-annual or other non-monthly basis or on a monthly, but estimated, basis (e.g., common area costs and insurance costs) (any such portion, "Special Rent"), Purchaser shall cause Owner to use reasonable efforts to bill and collect or cause to be billed and collected all such payments which become due after the Closing (but, subject to the provisions of subsection 6.1.4 above, shall have no obligation to initiate or prosecute any litigation with respect to, or evict any Tenant for non-payment of, Special
Rent), which payments, to the extent allocable to periods prior to the Adjustment Point in accordance with the allocation method described in subsection 6.1.6(B) below, shall be paid by Owner to the Sellers promptly after receipt thereof, net of costs of collection, if any, properly allocable thereto. With respect to the Special Rents which are billed on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Purchaser shall determine whether the items in question have been overbilled or underbilled in accordance with provisions of the applicable Leases and the method of billing previously followed by Owner; provided, however, that unless and until, with respect to any Lease at the Mall Property, the Sellers and the applicable Tenant agree otherwise or there is a binding non-appealable judgment that requires otherwise, all such determinations by Purchaser shall (with respect to periods prior to and after the Adjustment Point) be consistent with the amounts payable by Owner (and any successor of Owner) pursuant to Schedule II of the Amended and Restated REA. If Purchaser determines that there has been an overbilling and an overbilled amount has been received, Purchaser shall cause Owner to reimburse such amount to the Tenants which paid the excess amount and the Sellers shall pay to Owner the portion of such reimbursement which is properly allocable (pursuant to subsection 6.1.6(B) below) to the period prior to the Adjustment Point. If Purchaser determines that there has been an underbilling, the additional amount shall be billed or caused to be billed by Owner to the Tenants, as applicable, and any amount received by Owner, net of costs of collection, if any, to the extent properly allocable (pursuant to subsection 6.1.6(B) below) to periods prior to the Adjustment Point shall promptly be paid by Owner to the Sellers. Purchaser's determination of any amounts underbilled or overbilled shall in each case be subject to (a) the proviso clause of the second sentence of this subsection 6.1.6(A) and (b) the approval of the Sellers, which approval shall not be unreasonably withheld. In connection with any annual true-up of estimated common area maintenance or other charges paid during the course of any fiscal year, the Sellers shall have the right to furnish to Purchaser schedules and other information to be utilized in calculating amounts due in connection with such true-up for the portion of the fiscal year elapsed prior to the Closing Date (and/or, if applicable, the prior fiscal year), and Purchaser agrees to calculate amounts due (x) in accordance with the proviso clause of the second sentence of this subsection 6.1.6(A) and (y) on the basis of the schedules and information furnished by the Sellers.

                                    (B)      Special Rent shall be allocated as
follows:

First, calculate the total applicable Special Rent payments received, divided by the aggregate applicable expenses paid by Owner during the applicable period (such quotient, the "Recovery Ratio"). Second, calculate the aggregate applicable expenses paid by Owner prior to the Adjustment Point, multiplied by the Recovery Ratio (such product, the "Deemed Recovery Amount"). If the applicable Special Rent payments received prior to the Adjustment Point exceed the Deemed Recovery Amount, the Sellers shall promptly pay such excess to Purchaser; if such Special Rent payments are less than the Deemed Recovery Amount, Purchaser shall promptly pay such deficiency to the Sellers. All calculations of expenses paid by Owner pursuant to this subsection 6.1.6(B) shall (with respect to periods prior to and after the Adjustment Point) be consistent with the proviso clause of the second sentence of subsection 6.1.6(A) above.

                           6.1.7    Notwithstanding anything to the contrary set
forth in this Section 6.1, (i) subject to the last sentence of subsection 6.4.1, all amounts paid by Tenants on account of Impositions shall (net of costs of collection, if any, properly allocable thereto) be apportioned between the Sellers and Purchaser in the same manner as the Impositions to which they relate are apportioned pursuant to subsection 6.4.1, and (ii) subject to the last sentence of subsections 6.4.2 and 6.4.3 and the provisions of subsection 6.1.6, all amounts paid by Tenants on account of utilities shall (net of costs of collection, if any, properly allocable thereto) be apportioned between the Sellers and Purchaser in the same manner as the utilities to which they relate.

                           6.1.8    Any advance rental deposits or payments held
by Owner on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by Owner on the Closing Date, together with interest thereon, if any, which, under the terms of the applicable Leases and/or applicable law, is payable to the Tenants thereunder, shall be retained by Owner at the Closing.

                  6.2 Leasing Costs. The Sellers shall pay (or cause Owner to pay prior to the Adjustment Point) and (to the extent not paid prior to the Adjustment Point) indemnify Purchaser and Owner in respect of all leasing commissions, costs of tenant alterations and improvements performed or to be performed for Tenants at the expense of the landlord thereof (or allowances payable by the landlord in lieu thereof), moving and other allowances, if any, and fees and disbursements of architects, engineers and attorneys (collectively "Leasing Costs") in respect of (i) all Leases executed by or on behalf of all parties thereto on or before the Leasing Cut-Off Date, (ii) any renewal of any Lease which resulted from the exercise by a Tenant of an option, or from an agreement executed by or on behalf of all parties thereto, on or before the Leasing Cut-Off Date and (iii) any increase of the space demised by any Lease resulting from the exercise of an option by a Tenant, or from an agreement executed by all of the parties thereto, on or before the Leasing Cut-Off Date. Purchaser shall cause Owner (and any successors of

Owner) to pay, and shall indemnify the Sellers in respect of, all Leasing Costs not covered by the preceding sentence. If any Leasing Costs not covered by the first sentence of this Section 6.2 shall be paid by the Sellers and/or Owner prior to the Closing, Purchaser shall reimburse the Sellers for the documented amount thereof at the Closing.

                  6.3 Ancillary Income. Ancillary income received by Owner (and any successors to Owner) in connection with the furnishing of utilities from the Property to third parties, the leasing of kiosks, antennae, baby strollers and other items and the like shall be adjusted as of the Adjustment Point between the Sellers and Purchaser.

                  6.4 Additional Items. At the Closing, the following additional items shall be apportioned between the Sellers and Purchaser as of the Adjustment Point, with the Sellers to be obligated for or entitled to amounts apportioned to the period through the Adjustment Point and Purchaser to be obligated for or entitled to amounts apportioned to the period following the Adjustment Point:

                           6.4.1    Impositions payable by Owner in respect of
the Property shall be adjusted on the basis of the fiscal year for which the same are imposed, whether or not yet due and payable as of the Closing Date. If an Imposition is not due and payable until after the Closing Date and the assessed valuation or the tax rate or any other factor upon which the amount of the Imposition will be based has not been fixed at the Closing Date, then the parties shall at the Closing apportion such Imposition based on the most recently available assessed valuation and tax rate, and shall make a final adjustment of such item within thirty (30) days following the date on which the actual assessed valuation and tax rate or any other factor applicable to such Imposition becomes known and, if necessary, upon receipt of actual bills. In the case of special assessments payable in installments, the installment for the fiscal year in which the Adjustment Point occurs shall be apportioned by the Sellers and Purchaser as provided above and Purchaser or Owner shall be responsible for paying all subsequent installments thereof. If any Tenant in occupancy at the Closing Date is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned.

                           6.4.2    Water and sewer charges, if any, payable by
Owner on the basis of the period or periods for which the same are payable. If there are water meters at the Property, the Sellers shall furnish readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. Any water and sewer charges payable by Tenants in occupancy on the Closing Date directly to the entity or entities furnishing such services shall not be apportioned.

                           6.4.3    Utilities and fuel payable by Owner,
including without limitation electricity and gas. The Sellers shall endeavor to have the meters for such utilities read the day on which the Adjustment Point occurs and will pay the bills rendered to it on the basis of such readings. If the Sellers do not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings not earlier than thirty (30) days prior to the Adjustment Point. The Sellers will receive a credit in an amount equal to any cash security deposits held by any utility companies (with interest thereon, if any, in the amount equal to the amount accrued on such security deposits), and at and after the Closing Owner shall retain all right, title and interest in and to such security deposits. Purchaser will make its own arrangements for any surety bonds required by any utility companies within ten (10) Business Days following the Closing Date, and any bonds previously furnished may, at the Purchaser's option, be cancelled on or after the Closing. If fuel oil, propane or other fuel is used at the Property, the Sellers shall deliver to Purchaser at the Closing statements of the suppliers of such fuel dated within three days of the Adjustment Point setting forth the quantity of fuel on hand and the cost paid by Owner therefor, and Purchaser shall pay to the Sellers at the Closing the cost of such fuel (including taxes thereon, if any) as shown on such statements. Charges for any utilities payable by Tenants in occupancy on the Closing Date directly to the utility companies furnishing the same shall not be apportioned.

                           6.4.4    Charges payable by Owner under the Other
Agreements.

                           6.4.5    Contributions payable by Owner to merchants'
and other associations, and to promotional and marketing funds and activities at the Property, it being understood that the Sellers shall be reimbursed at the Closing for marketing or promotional expenditures paid for prior to the Closing to the extent that the advertisements or other items covered by such expenditures will appear or take place on or after the Closing Date and the Purchaser shall receive a credit to the Purchase Price in the amount equal to marketing or promotional expenditures not paid for prior to the

Closing to the extent that the advertisements or other items covered by such expenditures have appeared or taken place prior to the Closing Date.

                           6.4.6    If on the Closing Date, there are pending
any tax certiorari proceedings and/or protests of real estate tax assessments relating to the Property in respect of the real estate taxes payable for the then-current tax fiscal year, then (i) the Sellers shall have the right to direct the prosecution by Owner or its successor (and Purchaser shall cause Owner or such successor to follow such directions) of such proceedings or protests and collect any refunds payable in respect thereof if on the Closing Date more than half of such fiscal year shall have elapsed, and (ii) Owner (and Purchaser, as the owner of all of the Membership Interests) shall have the right to retain control of the prosecution of such proceedings or protests and collect any refunds payable in respect thereof if on the Closing Date half of such fiscal year or less shall have elapsed; provided, however, that no settlement of any such proceedings or protests shall be made without the prior written approval of the other party hereto, such approval not to be unreasonably withheld or delayed. The Sellers or their designee shall have the right to take over the prosecution of any such proceedings or protests in the name of Owner with respect to any prior periods without the participation or approval of Purchaser (and Purchaser shall cause Owner to execute all documents reasonably requested by the Sellers in connection therewith, at the Sellers' expense), and Purchaser shall have the right to direct the prosecution and settlement by Owner of any such proceedings or protests for any tax fiscal year which commences on or after the Closing Date without the participation or approval of the Sellers, provided that no such settlement by or at the direction of the Sellers or Purchaser pursuant to this sentence shall, without the written consent of the other, include any agreement or settlement with respect to real estate tax assessments relating to a tax fiscal year as to which the other party has, pursuant to this sentence, the right to direct the prosecution and settlement of proceedings and protests. With respect to any refund to which the Sellers are entitled pursuant to this subsection 6.4.6, the Sellers are hereby authorized to negotiate any check made payable to Owner in respect of such refund. Within thirty (30) days after receipt by the Sellers of a refund for the fiscal year in which the Closing occurs or any prior period, the Sellers shall submit to Purchaser a schedule showing the amount of such refund, net of the costs and expenses of obtaining the same, which is payable to each Tenant then in possession at the Property (or to Owner, to the extent the same had been paid by Owner), and shall remit to Owner the aggregate of all amounts so payable. If any such refund shall be received by Owner, Purchaser shall cause Owner to notify the Sellers of such refund and upon the Sellers' delivery to Purchaser (which delivery shall occur no later than thirty
(30) days after notice to the Sellers of such refund) of a schedule of the amount of such refund, net of the costs and expenses of obtaining the same, which is payable to each Tenant then in possession at the Property, Purchaser shall cause Owner to immediately remit such refund to the applicable Tenants. From time to time after the Closing, Purchaser shall cause Owner, upon request, to advise the Sellers of the names of any Tenants which are in occupancy at the Closing but cease to be in occupancy thereafter. Purchaser shall cause Owner to promptly pay any amounts so received from the Sellers to the Tenants in possession pursuant to and in accordance with the schedule submitted to it by the Sellers and Purchaser shall indemnify and hold the Sellers harmless from and against all claims, demands, liabilities and expenses

(including, without limitation, reasonable attorneys' fees and disbursements) asserted against, imposed on or incurred by the Sellers by reason of the failure by Owner to make any such payment to a Tenant in possession. The Sellers shall indemnify and hold Purchaser and Owner harmless from and against all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed on or incurred by Purchaser or Owner by reason of (i) any claim by a Tenant no longer in possession at the Property that it is entitled to a portion of any such refund, but only with respect to the period prior to the Adjustment Point and (ii) any claim by a Tenant in possession at the Property that it is entitled to more than the amount paid to it by Purchaser in accordance with the schedule furnished by the Sellers to Purchaser, but only with respect to the period prior to the Adjustment Point. The amount of any refund obtained by the Sellers or Purchaser (or Owner) in respect of the fiscal year in which the Closing occurs as a result of any such proceeding or protest, or the settlement thereof, net of costs and expenses payable by the Sellers or Purchaser (or Owner) in connection therewith and the amount of such refund payable to Tenants, shall be apportioned between Purchaser and the Sellers in the manner that real estate taxes for such year were apportioned pursuant to subsection 6.4.1, and the portion of such amount properly allocable to the period prior to the Adjustment Point shall be paid by Purchaser (or Owner) to the Sellers or the amount properly allocable to the period subsequent to the Adjustment Point shall be paid by the Sellers to Purchaser or Owner, as the case may be.

                           6.4.7    "Gross receipts" taxes payable by Owner with
respect to Rents received shall be adjusted consistent with how the underlying Rents are adjusted in accordance with this Article 6.

                           6.4.8    Subject to Article 33, any other items of
income or expense relating to the Property, and all liabilities of Owner, which, in accordance with generally accepted business practices, should be apportioned between the Sellers and Purchaser.

                  6.5 Adjustment Statement. The Sellers will deliver to Purchaser, not later than three (3) Business Days prior to the Closing, a copy of a proposed adjustment statement showing all adjustments to be made at the Closing. The parties shall then endeavor to agree upon such statement or any modification thereof so that it or such modification can be executed by them at the Closing. To the extent that there is an error or omission in any of the adjustments made pursuant to such statement and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.

                  6.6 Gift Certificates. At Closing, the Sellers shall deliver to Purchaser a schedule showing the estimated amount, if any, of unredeemed gift certificates issued by Owner or Managing Agent. From and after the Closing, the Sellers shall reimburse Purchaser on demand for any documented amount due by reason of the redemption of any gift certificates issued by Owner or Managing Agent and dated prior to the Closing.

                  6.7 Survival. The provisions of this Article 6 shall survive until April 30, 2006.

         7. Actions to be Taken and Documents to be Delivered at or Prior to the Closing.

                  7.1 The Sellers' Deliveries. At or prior to the Closing, the Sellers will deliver or cause to be delivered to Purchaser each of the instruments and documents listed in the following provisions of this Section 7.1, executed and acknowledged where appropriate by the Sellers and/or the other party or parties thereto:

                           7.1.1    An assignment by each Seller to Purchaser of
the applicable Membership Interest(s) in the form of Exhibit F attached hereto and made a part hereof, together with the Sellers' Copies of the limited liability company agreement of Owner and a certified copy of the Certificate of Formation of Owner.

                           7.1.2    The Sellers' Copies of each of the Leases
and all guarantees described in the first sentence of subsection 8.3.6.1, including the Diamond Resort Lease Guaranty.

                           7.1.3    The Sellers' Copies of each of the Other
Agreements.

                           7.1.4    An executed copy of an agreement between
Owner and the Managing Agent terminating the Management Agreement as of or prior to the Closing Date. The Sellers shall use reasonable efforts, but shall be under no obligation, to have such agreement provide that (a) Owner shall have no continuing liability for pre-Closing obligations under the Management Agreement (the parties hereby acknowledging and confirming that the Sellers' indemnification obligation under Section 33.1 below with respect to such pre-Closing obligations shall apply whether or not such agreement so provides) and (b) Managing Agent waives any lien rights it may have with respect to such obligations.

                           7.1.5    Counterparts of (i) the VCR Showroom Lease,
the Gondola Lease and the VCR Office Lease, each substantially in the form of Exhibits V, W and X attached hereto and made a part hereof, respectively, executed by VCR, (ii) the Casino Level Master Lease substantially in the form of Exhibit Y attached hereto, with such changes thereto requested by Owner's proposed new mortgage lender that do not increase (other than to a de minimis extent) VCR's obligations thereunder or decrease (other than to a de minimis extent) VCR's benefits thereunder, executed by VCR and (iii) the Amended and Restated REA, substantially in the form of Exhibit T attached hereto and made a part hereof, with such changes thereto requested by the "SECC's" proposed new mortgage lender and/or Owner's proposed new mortgage lender that do not increase (other than to a de minimis extent) VCR's obligations thereunder or decrease (other than to a de minimis extent) VCR's benefits or Owner's rights and obligations thereunder.

                           7.1.6    The certificate of the Sellers provided for
in subsection 8.6.3.

                           7.1.7    The estoppel letters provided for in Article
17.

                           7.1.8    Any consents required under the Other
Agreements for the sale of the Membership Interests by the Sellers to Purchaser; provided, however, that it shall not be a condition to Purchaser's obligations under this Agreement that any such consent shall be obtained, but the Sellers shall be obligated to pay and indemnify Purchaser from and against any damages, penalties or other sums that may be payable to the other party to such Other Agreement by reason of the Sellers' failure to obtain such consent, which obligations shall survive the Closing.

                           7.1.9    A certificate that each Seller is not a
"foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

                           7.1.10   Counterparts of an adjustment statement
summarizing all adjustments in respect of the Purchase Price made at the Closing pursuant to Article 6.

                           7.1.11   All sales tax, transfer tax and other tax
returns, if any, which the Sellers are required by law to execute and deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the sale of the Membership Interests.

                           7.1.12   The Schedule provided for in Section 6.1.1.

                           7.1.13   Resolutions or other evidence that each
Seller has duly authorized (i) the transactions contemplated by this Agreement and (ii) the execution by each Seller of this Agreement and the documents, instruments and agreements to be executed and delivered by the Sellers pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of the Sellers.

                           7.1.14   Resolutions or other evidence that VCR has
duly authorized the execution and delivery of the Casino Level Master Lease, together with an incumbency certificate as to the authority of the person(s) executing and delivering the Casino Level Master Lease on behalf of VCR.

                           7.1.15   Good standing certificates for Owner and the
Sellers issued by the applicable governmental authority, dated no earlier than thirty (30) days prior to Closing.

                           7.1.16   All records and files which are in the
possession of the Sellers, VCR, Owner or the Managing Agent relating to the current operation and maintenance of the Property, including without limitation, to the extent in the possession of such parties, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants, Tenant files, repair and maintenance records and the like which affect or relate to the Property, plans, drawings, blue prints and specifications for the Property, all warranties and guaranties of manufacturers, suppliers and contractors in effect on the Closing Date, certificates of occupancy and other licenses and permits and keys to the Property. Delivery of such materials, as well as the documents referred to in subsections 7.1.2 and 7.1.3, shall be effectuated pursuant to arrangements made by the Managing Agent, Owner, VCR and the property manager retained by Purchaser to operate the Property.

                           7.1.17   If applicable, a written direction to Escrow
Agent to deliver the Deposit (but not the Income) to the Sellers.

                           7.1.18   If applicable, the Letters of Credit.

                           7.1.19   If and to the extent required under the REA,
one or more notices of the Closing.

                           7.1.20   Reasonable and customary affidavits and
other documentation and information reasonably required by the Title Company in order to issue the Owner's Policy to Owner and/or a mortgagee policy to Purchaser's lender, including, without limitation, such documentation as is reasonably requested by the Title Company to cause the issuance of a non-imputation endorsement to the Owner's Policy.

                           7.1.21   A letter of resignation from the
"Independent Director" of Owner (or a legally effective termination of such director from the Sellers).

                           7.1.22   If applicable, counterparts of the lease
described in Article 39 below, executed by VCR.

                           7.1.23   Counterparts of a memorandum of the Casino
Level Master Lease, in proper recordable form.

                           7.1.24   An executed amendment to the Best Production
contract in existence as of the date hereof which amendment shall amend said contract such that it does not cover the "gondoliers," provided that if such amendment is not delivered by the Sellers at the Closing (the Sellers hereby agreeing to use commercially reasonable efforts to cause such amendment to be executed and delivered as of the Closing), Purchaser shall nevertheless be obligated to close and the Sellers and Purchaser agree (a) to use commercially reasonable efforts to cause such amendment to be executed and delivered after the Closing and (b) to cause VCR and Owner to enter into documents reasonably satisfactory to each to cause VCR to enjoy the benefits and to be liable for the obligations under such contract with respect to the "gondoliers," and Owner to enjoy the benefits and be liable for the obligations under such contract with respect to all other matters covered thereunder. Clauses (a) and (b) of the preceding sentence shall survive the Closing.

                           7.1.25   A letter or agreement executed and delivered
by all "Owners" and countersigned or approved by the "Mortgage Notes Indenture Trustee"

(as such terms are defined in the REA) confirming, or other evidence reasonably satisfactory to Purchaser demonstrating, that (a) the REA does not prohibit any Owner from maintaining insurance that is in excess or in addition to the insurance required to be maintained under the REA and (b) if any such additional or excess insurance is maintained by any Owner and such Owner pays all the premiums with respect thereto, such Owner shall be entitled to receive all of the proceeds payable thereunder and apply such proceeds as it elects (or shall be entitled to first priority with respect to such proceeds if any such insurance covers other portions of the "Venetian" and/or "SECC" (as such terms are defined in the REA) in addition to the Property).

                           7.1.26   Rent direction letters from the Managing
Agent and/or Owner's existing mortgage lender, as reasonably requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser.

                           7.1.27   All other instruments and documents, if any,
to be executed, acknowledged and/or delivered by the Sellers pursuant to any of the other provisions of this Agreement.

                  7.2 Purchaser's Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Sellers or the other parties indicated below each of the payments, documents and instruments listed in this Section 7.2, such instruments and documents to be executed and acknowledged where appropriate:

                           7.2.1    The Remaining Balance, as set forth in
Section 3.1.2.

                           7.2.2    All sales tax, transfer tax and other tax
returns, if any, certificates of value and similar documents which Purchaser is required by law to execute and deliver, either individually or together with the Sellers (including, without limitation, those required under Section 7.1.11), to any Governmental Authority as a result of the sale.

                           7.2.3    Counterparts of each of the instruments and
documents listed in subsection 7.1.1 (executed by Purchaser in order to evidence Purchaser's assumption of the Membership Interests) and in subsections 7.1.5, 7.1.10, 7.1.17, 7.1.19 and 7.1.23 (executed by Purchaser, as managing member and on behalf of Owner).

                           7.2.4    Proof reasonably satisfactory to the Sellers
as to the due authorization on the part of Purchaser of (i) the transaction contemplated by this Agreement, and (ii) the execution and delivery of this Agreement and the documents, instruments and agreements to be executed and delivered by Purchaser pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on behalf of Purchaser.

                           7.2.5    A good standing certificate from the
Secretary of State of Delaware for Purchaser, dated within fifteen (15) days of the Closing Date.

                           7.2.6    If applicable, a written instruction to
Escrow Agent, executed by Purchaser, to pay the Deposit to the Sellers and to pay the Income as Purchaser directs.

                           7.2.7    The update certificate required pursuant to
Section 9.2.

                           7.2.8    If applicable, counterparts of the lease
described in subsection 7.1.22, executed by Purchaser, as managing member and on behalf of Owner.

                           7.2.9    All other payments, instruments and
documents, if any, to be executed, acknowledged and/or delivered by Purchaser pursuant to any of the other provisions of this Agreement.

                  7.3 Access to Records. Purchaser agrees that for a period of three (3) years following the Closing it shall, and shall cause Owner to, retain and make available to the Sellers, any designee thereof or any Governmental Authority having jurisdiction over the Sellers for inspection and copying, at the Sellers' expense, on reasonable advance notice at reasonable times at the place in the continental United States where Purchaser or Owner then maintains its records in respect of the Property, all documents and records concerning the Property or Owner delivered by the Sellers or the Managing Agent in connection with the Closing. If Purchaser shall desire to destroy any such records prior to the expiration of such three (3) year period, Purchaser shall first notify the Sellers and permit the Sellers to take delivery of the records in question; and if the Sellers fail to do so with in ninety (90) days after such notice from Purchaser, Purchaser shall then be free to destroy the same. The provisions of this Section 7.3 shall survive the Closing.

                  7.4      Due Diligence.

                           7.4.1    From the date of this Agreement until the
Closing Date or any termination of this Agreement, the Sellers shall, after reasonable advance notice from Purchaser, cause Owner (and VCR with respect to the space covered by the Casino Level Master Lease) to afford Purchaser and its authorized agents and representatives access to the Property subject to (i) the Sellers' and VCR's reasonable regulations relating to the security of the Property and the Property's business, and (ii) the further provisions of this
Section 7.4. In addition, any inspection of the Property pursuant to the foregoing (which inspection may include examination of structural components and utility systems and the conducting of appropriate tests thereof) shall be subject to the following limitations: (i) a representative of the Sellers shall have the right to be present when Purchaser conducts any such inspection; (ii) any such inspection shall be conducted so as to cause the least interference with the operation of the Property and the business of the Tenants or other occupants thereat as is reasonably possible; and (iii) no so-called "Phase II" environmental inspection of the Property, and no tests that physically alter any component of the Property or the land thereunder, shall be performed without the prior written consent of the Sellers (and/or VCR, as applicable), which consent shall not be unreasonably withheld or delayed. In all events, the foregoing rights of Purchaser are subject to the terms and provisions of all rights of Tenants and all Legal Requirements. Prior to obtaining access to the Property, Purchaser shall cause its agents and representatives to (i) obtain comprehensive general liability insurance on an occurrence basis naming Owner and VCR as additional insureds with a combined single limit not less than $5,000,000 and otherwise on terms reasonably satisfactory to the Sellers covering any accident arising in connection with the activities or presence of Purchaser or its agents or contractors on the Property and (ii) deliver a certificate of insurance verifying such coverage to the Sellers. Purchaser shall promptly, at it sole cost and expense, repair any damage to the Property caused by examination or tests made pursuant to the foregoing. Purchaser shall promptly furnish the Sellers with copies of all written reports, summaries, analyses and the like obtained or prepared by third-parties for Purchaser in connection with all inspections, examinations and tests made or conducted pursuant to the foregoing.

                           7.4.2    Purchaser agrees to defend, indemnify and
hold the Sellers and VCR harmless from and against any and all Losses arising out of or in connection with the exercise by Purchaser of its rights under subsection 7.4.1 or any violation by Purchaser of subsection 7.4.1 (but not with respect to any pre-existing condition at the Property discovered by such inspections, examinations or tests to the extent not exacerbated by such inspections, examinations or tests).

                           7.4.3    Subject to the limitations set forth in this
Agreement, the Sellers shall cause Owner and VCR to cooperate with Purchaser's examination of the Property and shall provide Purchaser with whatever information or documents pertaining to the Property which Purchaser may reasonably request and which is possessed or reasonably obtainable by the Sellers.

                           7.4.4    The provisions of subsection 7.4.2 shall
survive the Closing, and the last two sentences of subsection 7.4.1 and the provisions of subsection 7.4.2 shall survive any termination of this Agreement.

         8.       As Is; Representations and Warranties of the Sellers.

                  8.1 No Implied Representations. Purchaser acknowledges that except as expressly set forth in this Agreement and in the documents and instruments delivered by the Sellers at the Closing, neither the Sellers nor any affiliate, agent or representative or purported agent or representative of the Sellers has made, and the Sellers and such other persons and entities are not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information (including, without limitation, any information set forth in that certain Confidential Information Memorandum prepared by Goldman and any supplements thereto or changes therein, the Environmental Report, or any other offering materials heretofore furnished to Purchaser) pertaining to (a) the Membership Interests; (b) Owner or the assets and liabilities (including contingent liabilities) thereof; or (c) the Property, the physical condition thereof, environmental matters, the income, expenses or operation thereof or the Personal Property or Intangible Personal Property, the uses which can be lawfully made of the Property under applicable zoning or other laws or any other matter or thing with respect to the Property, including, without limitation, any existing or prospective Leases, the REA or Other Agreements. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered by the Sellers at the Closing, the Sellers are not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or offering materials or any other information respecting the Membership Interests, Owner or the Property furnished by the Sellers or any broker, employee, agent, consultant or other person representing or purportedly representing the Sellers. If the Sellers or its agents have delivered or hereafter deliver to Purchaser or its agents any information, report, survey, analysis or similar documentation prepared by a third party unrelated to the Sellers, the Sellers neither expressly nor impliedly warrant or represent to Purchaser the truth, accuracy or completeness thereof and expressly disclaim any liability whatsoever with respect thereto or any obligation independently to investigate the matters contained therein; and Purchaser hereby acknowledges that the Sellers have or are providing such information, reports, surveys, analysis or other third-party documents to Purchaser as an accommodation only and that Purchaser shall be responsible for the verification and review thereof. Nothing contained in this Section 8.1 shall be deemed to impair, limit or otherwise affect Purchaser's rights under this Agreement in respect of the express representations and warranties of the Sellers set forth in this Agreement and the other provisions hereof binding upon the Sellers. The provisions of this Section 8.1 shall survive the Closing or any termination of this Agreement.

                  8.2 "As-Is" Purchase. Purchaser represents that it has inspected the Property, the physical and environmental condition and the uses thereof and the fixtures, equipment and Personal Property to its satisfaction, that it has independently investigated, analyzed and appraised the value and profitability of the Membership Interests and the Property, the creditworthiness of Tenants, and the presence of hazardous materials, if any, in, on or under the Property, that it has reviewed the Leases listed on Exhibit G attached hereto and made a part hereof, the Diamond Resorts Lease Guaranty, the REA, the VCR Showroom Lease, the Gondola Lease, the VCR Office Lease, the Casino Level Master Lease, the Other Agreements and all other documents referred to herein, that it is thoroughly acquainted with all of the foregoing and that Purchaser, in purchasing the Membership Interests, is relying upon its own investigations, analyses, studies and appraisals and not upon any information provided to Purchaser by or on behalf of the Sellers with respect thereto (except to the extent covered by any warranties or representations of the Sellers set forth in this Agreement, in any Sellers' Estoppel Letter or in any other document or instrument delivered by the Sellers in connection with the Closing). Purchaser agrees, in purchasing the Membership Interests, to accept the Property "as is" and in its condition as of the date hereof, reasonable wear and tear between the date hereof and the Closing Date excepted, and Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser's investigations; and Purchaser, upon closing, shall be deemed to have waived, relinquished and released the Sellers from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against the Sellers by reason of or arising out of any latent or patent construction defects or physical conditions, violations of applicable laws (including, without limitation, environmental laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Property, subject, however, to the provisions of Article 33 hereof and to Purchaser's rights and remedies provided for in this Agreement in the event of the breach of any of the Sellers' warranties, representations and covenants contained herein, in any Sellers' Estoppel Letter or in any other document or instrument delivered by the Sellers in connection with the Closing. The provisions of this Section
8.2 shall survive the Closing.

                  8.3 Representations and Warranties of the Sellers. The Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

                           8.3.1    Each Seller and Owner is duly formed and
validly existing and in good standing under the laws of its state of formation. Each Seller and Owner is duly qualified to do business in the state in which the Property is located, to the extent required by Legal Requirements in the case of the Sellers. Each Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by each Seller of this Agreement and the documents to be executed by each Seller pursuant hereto have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity.

                           8.3.2    None of the Sellers is a "foreign person" as
defined in Section 1445 of the Internal Revenue Code of 1986, as amended. Owner is treated as a partnership for federal income tax purposes.

                           8.3.3    Execution by each Seller of this Agreement
and all documents provided for herein to be executed by such Seller, and performance by each Seller of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any governmental authority to which such Seller or Owner is subject, or any agreement, indenture, Lease, mortgage, deed of trust, bank loan, credit agreement or other agreement or instrument to which such Seller or Owner is a party or by which such Seller or Owner is bound, where such breach or default might (i) adversely affect Owner or the Property or (ii) materially adversely affect such Seller's ability to perform its obligations hereunder or under such other documents. No Seller is presently in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might (i) adversely affect Owner or the Property or (ii) materially adversely affect such Seller's ability to perform its obligations under this Agreement or any document executed by such Seller pursuant hereto.

                           8.3.4    With respect to the Membership Interests:

                                    8.3.4.1  The Membership Interests constitute
all of the membership and management interests in Owner.

                                    8.3.4.2  The Sellers have heretofore made
available, and at Closing shall deliver, to Purchaser a true, correct and complete copy of the limited liability company agreement and certificate of formation of Owner, as amended. Such limited liability company agreement, as amended, is in full force and effect on the date hereof.

                                    8.3.4.3  The Membership Interests are owned
by the Sellers, free and clear of all liens, security interests, options and encumbrances and have not been pledged or hypothecated as of the date hereof to any third party (except for any pledge or hypothecation that will be released at or prior to Closing). Neither Owner nor any Seller has granted, issued or entered into, and neither Owner nor any Seller is bound by, any options, rights, commitments, agreements, arrangements or undertakings of any kind (other than this Agreement) which obligate or could obligate either of the Sellers to transfer its Membership Interest or any part thereof or interest therein or which grant to any other person (other than the "Independent Director") or entity any voting, management or other right in respect of the Membership Interests.

                           8.3.5    VCR had and has (or will have as of the
Closing Date) the full power and authority to enter into the VCR Leases and the Casino Level Master Lease and to perform its obligations thereunder in accordance with the terms thereof. Prior to the Closing, VCR and Owner shall execute and deliver the Casino Level Master Lease. As of the Closing Date, the execution, delivery and performance by VCR of the VCR Showroom Lease, the Gondola Lease, the VCR Office Lease and the Casino Level Master Lease shall have been duly and validly authorized by all necessary action on the part of VCR. On the Closing Date, the VCR Leases and the Casino Level Master Lease will constitute the legal, valid and binding obligations of VCR, enforceable against VCR in accordance with their terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity.

                           8.3.6    With respect to the Leases:

                                    8.3.6.1  Exhibit G annexed hereto is a true,
correct and complete list of all of the Leases and guarantees thereof (including the Diamond Resorts Lease Guaranty) in effect on the date hereof, true, correct and complete copies of which have heretofore been made available and/or delivered to Purchaser for review. As of the date hereof, none of the Leases have been modified, amended or supplemented

(whether orally or in writing) except as set forth in Exhibit G. No Tenant has the option to purchase the Property (or a portion thereof) or a right of first refusal, first offer or first negotiation in respect of the sale of the Membership Interests to a third party or in respect of the Casino Level Master Lease.

                                    8.3.6.2  Exhibit H attached hereto and made
a part hereof is a true, correct and complete list of Tenants that are delinquent in the payment of Rents as of the date of such list, which schedule sets forth the information specified in the first sentence of subsection 6.1.1.

                                    8.3.6.3  Except as set forth in Exhibit G,
to the Sellers' knowledge each of the Leases and guarantees listed in Exhibit G is in full force and effect as of the date hereof. Except as set forth in Exhibit G, to the Sellers' knowledge Owner (and VCR, as applicable) has not received written notice which is still outstanding from any Tenant under a Lease listed in Exhibit G (i) that Owner (and/or VCR, as applicable) has defaulted in performing any of its material obligations under such Lease or (ii) that such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder. With the exception of delinquencies in the payment of Rents, to the Sellers' knowledge no material default exists under any Lease by the Tenant thereunder except as set forth in Exhibit G.

                                    8.3.6.4  Except as set forth in Exhibit G,
all leasing commissions in respect of the current terms of Leases which were entered into on or before the Leasing Cut-Off Date have been, or by the Closing Date will have been, paid in full by Owner (and/or VCR, as applicable).

                                    8.3.6.5  On or prior to the Closing Date,
all tenant alterations which Owner (and/or VCR, as applicable) is obligated to perform at Owner's (and/or VCR's, as applicable) expense pursuant to its obligations under the Leases (excluding Leases signed after the date hereof in accordance with Section 13.1) will have been performed.

                           8.3.7    With respect to the REA:

                                    8.3.7.1  The REA is in full force and effect
as of the date hereof. As of the date hereof, the Owner has not received written notice from any party to the REA that Owner has defaulted in performing any of its material obligations under the REA. To the Sellers' knowledge, as of the date hereof, no material default exists under the REA on the part of any of the parties thereto.

                                    8.3.7.2  There are no due but unpaid
obligations of Owner under or in respect of the REA.

                           8.3.8    With respect to the Other Agreements:

                                    8.3.8.1  Exhibit C annexed hereto is a true,
correct and complete list of all Other Agreements affecting the Property (excluding Other Agreements that will be terminated as of the Closing Date). True, correct and complete copies of all of the Other Agreements, and all amendments and supplements thereto, listed on Exhibit C have heretofore been made available and/or delivered to Purchaser for review. Except as set forth in Exhibit C, all Other Agreements can be terminated by Owner (or VCR, as applicable) on not more than sixty (60) days' notice without penalty.

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

                                    8.3.8.2  To the Sellers' knowledge, each of
the Other Agreements is in full force and effect on the date hereof, and Owner and VCR have not received written notice from any party to any Other Agreement which is still outstanding that Owner or VCR has defaulted in performing any of its material obligations under such Other Agreement. None of the Other Agreements listed on Exhibit C has heretofore been amended or supplemented (whether orally or in writing) except as set forth on Exhibit C.

                           8.3.9    To the Sellers' knowledge, as of the date
hereof and except as set forth in Exhibit I attached hereto and made a part hereof, Owner and VCR have not received (i) any written notice of any material Violation with respect to the Property from any Governmental Authority which has not heretofore been complied with or (ii) any written notice from any Governmental Authority which is still outstanding of any failure by Owner or VCR to obtain any material certificate, permit, license or approval with respect to the Property, or any intended revocation, modification or cancellation of any of the same.

                           8.3.10   Except as set forth in Exhibit J attached
hereto and made a part hereof, no condemnation, eminent domain or similar proceeding in which Owner or VCR have been served with process or of which Owner or VCR have otherwise received written notice is pending with respect to all or any material part of the Property, and no Seller has any knowledge that any such proceeding is threatened or contemplated.

                           8.3.11   To the Sellers' knowledge, as of the date
hereof Owner and VCR have not received any written notice which is still outstanding of any

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

violation of any restriction, condition, covenant or agreement contained in any easement, restrictive covenant or any similar instrument or agreement which constitutes a Permitted Encumbrance.

                           8.3.12   There is no pending material litigation
against the Owner or VCR affecting the Property or otherwise, in respect of which Owner or VCR have been served with process or otherwise received written notice except for (i) claims for personal injury, property damage or worker's compensation for which the insurance carrier has not disclaimed liability and in which the amounts claimed do not exceed the applicable insurance policy limits, and (ii) other litigation shown on Exhibit K attached hereto and made a part hereof. No Seller has knowledge of any threatened material litigation affecting Owner, VCR or the Property except litigation of the nature described in clause
(i) above and as described on Exhibit K.

                           8.3.13   All material fixtures, equipment and
articles of personal property attached or appurtenant to or used in connection with the Property and located thereat, except those belonging to Tenants, subtenants of Tenants and independent contractors or utility companies, and items which are leased by Owner, are owned by Owner, and are or will at Closing be free from all liens and encumbrances. A schedule of the material items of personal property owned by Owner, which in any event includes all items of personal property having a cost of $5,000 or more, is attached hereto as Exhibit L and made a part hereof, which Exhibit separately identifies any leased personal property, the leases for which are listed on Exhibit L. Owner owns all Intangible Personal Property free from all liens and encumbrances.

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

                           8.3.14   Neither Owner nor the Sellers have any
employees or agreements with any employees who will continue performing services after the Closing in connection with the operation of the Property.

                           8.3.15   Exhibit M attached hereto and made a part
hereof lists all environmental reports relating to Hazardous Materials at the Property which the Sellers caused to be prepared and heretofore delivered to Purchaser in connection with this transaction. As used herein, the term "Hazardous Materials" means (i) toxic wastes, hazardous materials, hazardous substances or other substances which are prohibited or regulated by any federal, state or local law or regulation addressing environmental protection or pollution control matters, (ii) hazardous levels of asbestos, (iii) polychlorinated biphenyls (PCBs) and (iv) oil, petroleum and their by-products. Except as disclosed or as may be disclosed in the reports listed on Exhibit M, and except with respect to cleaning fluids and similar substances which may be used in the routine operation or maintenance of the Property, to the Sellers' knowledge, no Hazardous Materials are present in, on or under the Property in quantities or amounts which would be in violation of Legal Requirements applicable thereto. Owner and VCR have not received any written notice from any Governmental Authority or other person or entity that any condition exists at the Property which constitutes or has resulted in a violation of any Legal Requirement relating to Hazardous Materials or that any claim is being asserted against Owner or VCR by reason of any such violation.

                  8.4 No Independent Investigation. All representations and warranties made herein by the Sellers which are based on the Sellers' knowledge are made, and are hereby acknowledged by Purchaser to be made, without independent

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

investigation regarding the facts contained therein and are otherwise limited as provided in the definition of "knowledge."

                  8.5 Effect of Estoppels. If prior to, on or after the Closing Date, a Tenant has provided an estoppel letter to Purchaser which sets forth information consistent with any item as to which the Sellers have made a representation or warranty, then, from and after the delivery of such estoppel letter, the Sellers' representation and warranty in respect of such information shall thereafter be null and void and of no further force or effect, such representation and warranty shall not be deemed to have been remade as of the Closing Date pursuant to subsection 8.6.3 hereof, and Purchaser shall rely solely on the information set forth in such estoppel letter; provided, however, that the foregoing shall not effect in any way Purchaser's rights pursuant to Sections 8.6 and 11.1 hereof in the event that any such estoppel is inconsistent with the Sellers' representations and warranties hereunder. The provisions of this Section 8.5 shall survive the Closing.

                  8.6      Survival of Warranties, etc.

                           8.6.1    All of the Sellers' representations and
warranties contained in Section 8.3 (other than those contained in subsections 8.3.1, 8.3.2, 8.3.3, 8.3.4 and 8.3.5, all of which shall survive the Closing without limitation as to time), and all certifications, representations and warranties made by the Sellers in the Sellers' certificate delivered to Purchaser pursuant to subsection 8.6.3 and in any Sellers' Estoppel Letter, shall survive until one (1) year after the date of the Closing; provided, however, that the Sellers' liability for any breach of such warranties, representations and certifications shall not expire as to any breach or alleged breach thereof if notice of such breach or alleged breach (which notice must, with reasonable specificity, describe the

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

facts causing or leading to such breach or alleged breach) is given by Purchaser to the Sellers prior to one (1) year after the date of the Closing and, if such notice is given, legal proceedings are instituted in respect of such breach or alleged breach within six (6) months after such notice is given. All representations, warranties and certificates of the Sellers covered by the preceding sentence (including the first parenthetical clause thereof) are collectively referred to herein as "Sellers' Representations."

                           8.6.2    Notwithstanding anything to the contrary set
forth in this Article 8, but subject to the last sentence of this subsection 8.6.2, (i) the Sellers shall have no liability to Purchaser for breach of any Sellers' Representation unless, and only to the extent that, (x) Sellers' liability for such breach shall not have expired pursuant to subsection 8.6.1 above and (y) the damages suffered by Purchaser by reason of all such breaches, together with the damages suffered by Purchaser by reason of all breaches of representations and warranties made by VCR in Section 17.1 of the Casino Level Master Lease ("VCR's Representations"), exceed $2,500,000 in the aggregate (the "Basket") (inclusive of damages in respect of breaches discovered prior to the Closing (other than any such damages in excess of the Preclosing Basket but less than the Basket), which breaches are discussed in more detail in Section 11.1),
(ii) in no event shall the Sellers be liable to Purchaser for consequential, indirect or punitive damages in respect of any such breach and (iii) in no event shall the Sellers' and VCR's aggregate liability to Purchaser for all such breaches (inclusive of damages in respect of breaches discovered prior to the Closing, subject to subsections 11.1.1 and 11.1.3), and breaches of VCR Representations, exceed $8,000,000 (the "Cap"). Notwithstanding anything to the contrary set forth herein, the limitations of the Basket and the Cap shall

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

not apply to a breach of a representation or warranty contained in subsections 8.3.1, 8.3.2, 8.3.3, 8.3.4 and 8.3.5.

                           8.6.3    All of the Sellers' representations and
warranties set forth in Section 8.3 shall be deemed to have been remade on and as of the Closing Date and the Sellers shall deliver to Purchaser at the Closing a certificate to that effect in the form of Exhibit N attached hereto and made a part hereof, which certificate shall be subject to all limitations on liability and survival, limitations on the Sellers' knowledge and other matters set forth elsewhere in this Agreement (to the same effect as if the statements made in such certificate were included in Section 8.3). Notwithstanding the foregoing, if any matter or event shall have occurred between the date hereof and the date of the Closing which makes any such warranty or representation untrue in any material respect, the Sellers shall have the right to disclose such matter or event in the certificate above provided for, and if the Sellers shall do so, the provisions of Section 11.1 shall apply.

                           8.6.4    Notwithstanding anything to the contrary set
forth in this Article 8 or elsewhere in the Agreement, if prior to the Closing Purchaser has or obtains knowledge that any of the Sellers' Representations is untrue in any respect, and Purchaser nevertheless proceeds with the Closing without notifying the Sellers in writing of such fact, then (a) the provisions of Section 11.1 shall not apply with respect thereto and (b) the breach by the Sellers of the Sellers' Representations as to which Purchaser shall have such knowledge shall be waived by Purchaser and the Sellers shall have no liability to Purchaser or its successors or assigns in respect thereof. For the purposes of this subsection 8.6.4, Purchaser shall be deemed to have or to have

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

obtained knowledge of any such matter or thing if such matter or thing (i) was set forth in any notice, written study, report, memorandum, letter or other document furnished to Purchaser on or prior to the Closing Date by or on behalf of the Sellers (including, without limitation, by the Sellers' attorneys, the Managing Agent or Goldman), by any affiliates, agents or representatives of Purchaser, by third-party consultants retained by Purchaser or by Purchaser's accountants or attorneys (including in-house accountants or attorneys), (ii) was set forth in any Tenant estoppel letter, (iii) was set forth in the Environmental Report, (vi) was set forth in any of the recorded documents evidencing the Permitted Encumbrances or (v) was otherwise known to any of Joel Bayer and Tad Wefel.

                           8.6.5    The provisions of this Section 8.6, subject
to the limitation set forth in subsection 8.6.1, shall survive the Closing.

         9.       Representations and Warranties of Purchaser.

                  9.1 Purchaser's Warranties. Purchaser warrants and represents to the Sellers as follows:

                           9.1.1    Purchaser is a limited partnership duly
organized, validly existing and in good standing under the laws of the State of Delaware.

                           9.1.2    Purchaser has full power and authority to
enter into this Agreement and perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the documents to be executed by Purchaser pursuant hereto have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in

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

accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding, or allegation of fraudulent conveyance, is now pending or threatened against Purchaser.

                           9.1.3    Execution by Purchaser of this Agreement and
all documents provided for herein to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any Governmental Authority to which Purchaser is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which Purchaser is a party or by which Purchaser is bound, where such breach or default might adversely affect Purchaser's ability to perform its obligations hereunder or under such other documents. Purchaser is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Purchaser's ability to perform its obligations under this Agreement or such other documents.

                  9.2 Remaking of Warranties; Survival. All of Purchaser's representations and warranties set forth in this Article 9 shall be deemed to have been remade on and as of the Closing Date. Such representations and warranties, as remade, shall survive the Closing without limitation as to time.

         10. Conditions to the Obligation of the Sellers to Close. The obligation of the Sellers to close under this Agreement is expressly conditioned upon the

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

fulfillment by and as of the Closing Date of each of the conditions listed below, provided, that the Sellers, at their election, may waive all or any of such conditions, which election shall be conclusively evidenced by the Sellers proceeding with and completing the closing of the transaction provided for herein:

                  10.1 Purchase Price. Purchaser shall have paid to the Sellers the Purchase Price as provided in Article 3 hereof and all other amounts due to the Sellers as of the Closing Date hereunder.

                  10.2 Representations and Warranties. All representations and warranties of Purchaser set forth in Article 9 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

                  10.3 Performance of Obligations. Purchaser shall have executed and/or delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Purchaser at or prior to the Closing and shall have taken all other actions and fulfilled all other covenants and conditions required of Purchaser at or prior to the Closing under this Agreement.

                  10.4 No Injunctions. There shall be no binding injunction, order or judgment of any court having proper jurisdiction prohibiting the Sellers from consummating the Closing.

                  10.5 SNDA's. The Sellers shall have received SNDAs from Owner's new mortgage lender (if any as of the Closing Date) covering the VCR Showroom Lease, VCR Office Lease and Gondola Lease, each to be in form substantially similar to the SNDAs described in Section 11.3 or in any other form reasonably

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

satisfactory to Sellers. Purchaser hereby agrees to use diligent efforts to cause such SNDAs to be executed and delivered at the Closing.

                  10.6 Other Conditions. Any other condition to the obligation of the Sellers to consummate the Closing which is set forth in any other provision of this Agreement shall have been satisfied in all material respects.

                           If any of the foregoing conditions is not satisfied
and, as a result, the Closing does not occur, the Deposit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as otherwise specifically provided herein; provided, however, that if any such condition is not satisfied due to Purchaser's default, the Sellers shall have the rights provided for in Section 16.1.

         11. Conditions to the Obligation of Purchaser to Close. The obligation of Purchaser to close under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, may waive all or any of such conditions, which election shall be conclusively evidenced by Purchaser's proceeding with and completing the closing of the transaction provided for herein:

                  11.1 Representations and Warranties. Subject to the further provisions of this Section 11.1, all representations and warranties of the Sellers set forth in Section 8.3 and all of VCR's Representations, shall be true and correct on and as of the Closing Date as if made on and as of such date (without reference to any modifications thereof contained in the certificate delivered by the Sellers to Purchaser pursuant to subsection 8.6.3), except for breaches thereof which do not in the aggregate result in a

Material Loss. As used in this Section 11.1, "Material Loss" means an aggregate diminution in value of the Property as a result of the applicable breaches in excess of One Million and No/100 Dollars ($1,000,000.00) (such amount, the "Preclosing Basket"). With respect to all breaches of said representation and warranties, the Sellers and Purchaser hereby agree that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Purchaser shall not be entitled to terminate this Agreement, obtain a reduction in the Purchase Price or have any other remedy, claim or relief, if between the date of this Agreement and the Closing Date, (a) one or more Tenants go into default under its or their Leases, increase the period in respect of which it or they are delinquent in the payment of Rents or any component thereof, vacate in whole or in part any space it or they occupy in the Property, become the subject of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) or otherwise suffer any material adverse change, Purchaser hereby acknowledging that it has assessed the quality and strength of the Tenants under the Leases listed on Exhibit G and has assumed the risk that any of the foregoing described events may occur with respect to any Tenants between the date hereof and the Closing Date; (b) any litigation not listed on Exhibit K or otherwise known to Purchaser as of the date hereof is commenced and such litigation is either of the nature described in clause (i) of the first sentence of Section 8.3.12 or will not have a material adverse effect on the value of the Property or its continuing operations or the Sellers' ability to perform its obligations under this Agreement (provided, however, that such litigation shall be included within the Excluded Liabilities set forth in Section 33.1 and Purchaser shall have the indemnification rights with respect to such litigation set forth in said Section 33.1); or (c) there is any other change in facts or circumstances between the date hereof and the Closing Date that causes any of the Sellers' representations and warranties set forth in
Section 8.3 to not be true and correct on and as of the Closing Date as if made on and as of such date, but such change does not represent, and was not caused by, a violation of Article 13.

                           11.1.1   If the parties agree on or prior to the
Closing Date that there has been a Material Loss and agree on the amount thereof, and if such amount is not more than Twenty Million Dollars ($20,000,000.00), the condition precedent to Closing described in this Section
11.1 shall nevertheless be deemed satisfied if the Sellers, at their sole option, at the Closing either (without giving effect to clause (iii) of subsection 8.6.2, except with respect to post-Closing claims by the Purchaser with respect to other breaches) pay to Purchaser the amount by which the Material Loss exceeds the Preclosing Basket or give a credit to Purchaser against the Purchase Price for such excess amount (which payment or credit shall be in full satisfaction of all of Purchaser's claims in connection with the applicable breaches).

                           11.1.2   If, prior to the Closing, the parties do not
agree on whether there is a Material Loss or the amount thereof, then at or prior to the Closing, Purchaser shall provide a written notice to the Sellers stating Purchaser's good faith estimate of the aggregate diminution in value of the Property, together with a description of Purchaser's methodology and basis for determining such amount. Within five (5) Business Days of the Sellers' receipt of such written notice, the Sellers shall have the right to elect to proceed to an arbitration proceeding, conducted in accordance with Article 34, by delivering to Purchaser a written notice stating the Sellers' good faith estimate of the aggregate diminution in value of the Property, together with a

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

description of the Sellers' methodology and basis for determining such amount. In any ensuing arbitration proceeding, each party shall be bound by their respective written estimates and the arbitrator shall choose either (i) the Sellers' good faith estimate of the amount in dispute or (ii) Purchaser's good faith estimate of the amount in dispute.

                           11.1.3   If the Sellers elect to initiate an
arbitration proceeding under Section 11.1.2 hereof, then at the Sellers' option, either (i) the Closing shall be adjourned, pending the outcome of the arbitration (and in such event, the Closing shall occur ten (10) business days following the outcome of the arbitration) or (ii) the parties shall proceed to Closing and (x) the Sellers shall, at Closing, pay or allow Purchaser a credit against the Purchase Price equal to the excess, if any, of the Sellers' good faith estimate of the amount in dispute over the Preclosing Basket, and (y) the Sellers shall, at Closing, pursuant to documents reasonably satisfactory to Purchaser, either deposit in escrow with Escrow Agent, in cash, the amount by which Purchaser's good faith estimate of the amount in dispute exceeds the Sellers' good-faith estimate of such amount, or deliver to Escrow Agent an irrevocable, standby letter of credit (in form and substance, and from a bank, reasonably satisfactory to Purchaser) in such amount; provided however, that if Purchaser's good faith estimate of the Material Loss is in excess of Twenty Million Dollars ($20,000,000.00), clause (i) of this sentence shall in all events apply. If the arbitrator decides, or it is settled by the parties, that the aggregate diminution in value of the Property (above the amount of the Preclosing Basket) exceeded the Sellers' good faith estimate of the amount in dispute over the Preclosing Basket, then (x) if such decision or settlement is made prior to the Closing, the provisions of subsection 11.1.1 shall apply and
(y) if such decision or settlement is
made after the Closing, Purchaser's claims shall be satisfied pursuant to the escrow arrangements described above (without giving effect to clause (iii) of subsection 8.6.2, except with respect to post-Closing claims by the Purchaser with respect to other breaches). The terms of this subsection 11.1.3 shall survive the Closing.

                  11.2 Performance of Obligations. The Sellers shall have executed and/or delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be executed and/or delivered by the Sellers at or prior to the Closing and shall have taken all other actions and fulfilled all other covenants and conditions required of the Sellers at or prior to the Closing under this Agreement in all material respects.

                  11.3 Casino Level SNDA. Purchaser shall have received from the mortgage lenders for the hotel/casino (or the trustee(s) or agent(s) thereof) one or more executed subordination, non-disturbance and attornment agreements ("SNDAs"), in substantially the form attached hereto as Exhibit AA or any other form reasonably acceptable to Purchaser, with respect to the Casino Level Master Lease. The Sellers hereby agree to use diligent efforts to obtain such SNDAs from such lenders.

                  11.4 All Sellers to Close. The Sellers shall simultaneously close the transactions contemplated by this Agreement with Purchaser, it being understood and agreed that Purchaser shall have no obligation to close the transactions contemplated hereby with only one of the Sellers.

                  11.5 No Injunctions. There shall be no binding injunction, order or judgment of any court having proper jurisdiction prohibiting Purchaser from consummating the Closing.

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

                  11.6 Title. The Title Company, or any other reputable title company, shall be willing to issue an owner's policy of title insurance in the amount of the Purchase Price, subject to the standard printed exclusions from coverage contained in the ALTA Owner's title policy and the payment of premiums, insuring (a) fee title to the Property, other than the space which is the subject of the Casino Level Master Lease, (b) leasehold title to the space which is the subject of the Casino Level Master Lease, and (c) all of Owner's easement rights under the REA, in each case free of encumbrances other than Permitted Encumbrances, which policy shall include a non-imputation endorsement in such title company's standard form or any other form reasonably acceptable to Purchaser.

                  11.7 Other Conditions. Any other condition to the obligation of Purchaser to consummate the Closing which is set forth in any other provisions of this Agreement shall have been satisfied in all material respects.

                           If any of the foregoing conditions is not satisfied
and, as a result, the Closing does not occur, the Deposit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement except as otherwise specifically provided herein; provided, however, that if any such condition is not satisfied due to the Sellers' default, Purchaser shall have the rights provided for in Section 16.2.

         12. Risk of Loss Upon Casualty or Taking. If prior to the Closing the Property shall suffer any damage by fire or other casualty, the cost to repair (excluding repairs which are Tenants' obligation to make) which is reasonably expected to exceed 15% of the Purchase Price, or if any proceeding shall be instituted for the taking in condemnation or by eminent domain of any material portion of the Property, Purchaser shall have the right to terminate this Agreement by giving written notice to the Sellers within ten (10) Business Days (but in no event later than the Closing Date) after the Purchaser first becomes aware of such damage or taking. The Sellers agree to give Purchaser prompt written notice of the occurrence of any such damage or taking. If this Agreement is so terminated, the Escrow Agent shall return the Deposit to Purchaser (and the Sellers and Purchaser shall execute a written instruction to Escrow Agent to do so) and neither party shall have any further obligations or liabilities hereunder, or otherwise with respect to the subject matter hereof, except as otherwise expressly provided herein. If Purchaser does not properly elect such option to terminate, or if the damage or taking shall not be of sufficient magnitude to entitle Purchaser to terminate this Agreement pursuant to this Article 12, this Agreement and the obligations of the Sellers and Purchaser hereunder shall remain in full force and effect, and Purchaser shall acquire the Membership Interests notwithstanding such damage to or taking of the Property and shall pay the full Purchase Price therefor, except that (a) at the Closing the Sellers shall pay (and/or cause VCR to pay, as applicable) over to Purchaser or Owner (or Owner shall retain) Owner's share (pursuant to the REA) of the amount of insurance proceeds or taking award, if any, received by Owner (and/or VCR, as applicable) prior to the date of the Closing, (b) Purchaser shall receive a credit against the Purchase Price for the amount of any deductible and (c) prior to the Closing the Sellers shall not permit Owner or VCR to settle or compromise any claim for such proceeds or award without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Sellers (and/or VCR, as applicable) shall be entitled to receive or retain (i) out of such casualty insurance proceeds or award, any amounts expended by Owner or VCR prior to the Closing to restore or protect the Property (provided that any such restoration or protection by the Owner or VCR shall be subject to Purchaser's approval, not to be unreasonably withheld) and
(ii) rental or business interruption proceeds allocable to periods prior to the Adjustment Point, which entitlement shall survive the Closing.

         13.      Operation of the Property Until Closing; Tax Returns.

                  13.1 Standard of Operation. From the date hereof until the Closing, the Sellers shall (a) cause Owner and VCR to maintain the Property (other than the portions thereof which are Tenants' responsibility to maintain under Leases) in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear (provided, that in all events the Sellers shall not be obligated to cause Owner or VCR to make any capital improvements, repairs or replacements to the Property); (b) cause Owner to pay its debts (or in good faith contest the same) as they become due; (c) without the express written consent of Purchaser, not permit Owner or VCR to (i) materially modify any Lease, (ii) enter into any new Lease or extend or renew an existing Lease, except for new Leases or Leases renewals or extensions set forth in the list of pending lease transactions contained in Exhibit O attached hereto and made a part hereof (it being understood and agreed that the terms of any such new Lease or Lease renewal or extension shall be deemed to comply with said Exhibit O if the fixed rent provided for in the new Lease or Lease renewal or extension is not less than the fixed rent provided therefor in Exhibit O and all other material terms of such new Lease or Lease renewal or extension are

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

substantially as provided for, or more favorable to Owner than, those set forth in Exhibit O) (other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option), (iii) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of canceling or terminating the same, or waive payment of any post-Closing rent or performance by any Tenant of any post-Closing material covenant in its Lease, (iv) amend or modify, consent to the assignment of or waive any material right under the REA, (v) with the exception of Tenant alterations, make any material alterations to the Property or enter into any new contracts, or extend or renew or cancel any Other Agreement, relating to material capital expenditures, (vi) enter into any other new contracts or extend, renew or cancel any of the Other Agreements, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than sixty (60) days prior notice, (vii) enter into any material agreement the effect of which is to cause the Sellers to be unable to assign the Membership Interests to Purchaser, or (viii) materially amend any of the organizational documents of Owner; and (d) cause Owner and VCR to otherwise operate the Property in the ordinary course of business and consistent with current practice.

                  13.2 Tax Returns. Subsequent to the Closing the Sellers shall prepare timely and file, or cause to be prepared and timely filed, all federal, state and local income tax returns for Owner for the period ending on the Closing Date and pay all amounts due as shown on said returns, which obligations shall survive the Closing.

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

         14.      Title to the Membership Interests and the Property.

                  14.1 Title to the Membership Interests. On the Closing Date, the Membership Interests shall be assigned and transferred by the Sellers to Purchaser free and clear of all liens and encumbrances.

                  14.2 Title Defects. If on the Closing Date the Sellers shall be unable to cause title to the Property to be free and clear of all exceptions to title other than Permitted Encumbrances, then the Sellers shall be entitled, but shall not be obligated, to adjourn the Closing for one or more periods not to exceed ninety (90) days in the aggregate for the purpose of causing title to be placed in the condition called for by this Agreement. If on the Closing Date, as the same may be adjourned as above provided, title to the Property is not free and clear of all exceptions to title other than Permitted Encumbrances, Purchaser may terminate this Agreement by notice to the Sellers delivered on or prior to the Closing Date, as the same may have been extended, in which event this Agreement shall be terminated and of no further force or effect, and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except as to those obligations hereunder that are specifically stated to survive such termination, and the Deposit shall be distributed by Escrow Agent in accordance with Section 3.2.2 (and the Sellers shall join with Purchaser in executing a written instruction to Escrow Agent to do so); provided, however, that in the event that title to the Property is not free and clear of all exceptions to title other than Permitted Encumbrances due to a breach of the proviso clause of the next sentence, Purchaser shall have the rights set forth in Section 16.2. Neither the Sellers nor Owner shall be under any obligation to take any steps or to institute or prosecute any action or proceedings, or

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

expend any sums of money, to remove from title to the Property any defect, encumbrance or objection to title; provided, however, that the Sellers shall be responsible for discharging (and at or prior to the Closing shall discharge) any liens, encumbrances or other title defects which do not constitute Permitted Encumbrances, which can be discharged solely by the payment of a sum of money and which arise solely on account of actions or failures to act by Owner or VCR. The Sellers may use any part of the Purchase Price to discharge the same, provided that the Sellers shall deliver to Purchaser at the Closing instruments in recordable form sufficient to discharge such liens and encumbrances of record. Except for the Sellers' failure to discharge such monetary liens or encumbrances as aforesaid, the Sellers shall not be deemed in default of this Agreement, and Purchaser shall not be entitled to damages of any kind, if the Sellers shall fail or be unable to cause title to the Property to be in the condition called for by this Agreement, nor shall Purchaser, in such circumstances, be entitled to specific performance of this Agreement (unless the same is due to a default by the Sellers under this Agreement). In no event shall the Sellers or Owner be obligated to discharge any mechanic's or similar lien created by a Tenant in occupancy at the Closing whose Lease is in full force and effect, but the Sellers shall cause Owner (or VCR, as applicable) to use reasonable efforts to cause such Tenant to do so. For purposes of this Section 14.2, the Sellers shall be deemed to have cured or removed any title exception if the Title Company or any other reputable title insurance company shall be prepared to issue to Owner an owner's policy of title insurance for the Property (at standard rates or with the Sellers paying any additional premium in connection with such exception) dated as of the

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

Closing Date insuring over such exception, or providing affirmative coverage or an endorsement with respect thereto that is reasonably satisfactory to Purchaser.

                  14.3 Waiver by Purchaser. Purchaser, at its election, may at the Closing accept the Membership Interests notwithstanding the fact that the then-existing state of title to the Membership Interests and/or Property may be subject to one or more title exceptions or defects not provided for in this Agreement, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against the Sellers by reason thereof.

                  14.4 Full Performance; Survival. The acceptance of the assignment of Membership Interests and other closing documents by Purchaser from the Sellers shall be deemed full performance on the part of the Sellers of all of their obligations under this Agreement, except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in documents delivered at Closing. Except where otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall survive the Closing.

         15.      Brokers, etc.

                  15.1 Purchaser's Representation. Purchaser represents and warrants to the Sellers that neither Purchaser, nor any affiliate thereof, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein, other than Goldman Sachs & Co. ("Goldman"). Purchaser agrees to indemnify and hold harmless the Sellers and their

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

successors and assigns and affiliates from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than Goldman who claims to have dealt with Purchaser or any affiliate thereof in connection with this transaction.

                  15.2 The Sellers' Representation. The Sellers represent and warrant to Purchaser that the fees of Goldman shall be paid by the Sellers pursuant to a separate agreement. The Sellers agree to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, including, without limitation, Goldman, who claims to have dealt with any Seller or any affiliate thereof but not with Purchaser in connection with this transaction.

                  15.3 Survival. The provisions of this Article 15 shall survive the Closing or the termination of this Agreement.

         16.      Default; Remedies.

                  16.1 Purchaser's Default. If at the Closing Date the conditions to the obligation of the Sellers to close title as set forth in
Article 10 have not been fulfilled on account of the default of Purchaser in performing any of its obligations hereunder, and the Closing does not occur as a result thereof, then the Sellers shall be entitled as their sole and exclusive remedy to terminate this Agreement and receive the

Deposit from the Escrow Agent (and/or draw on any Letters of Credit) as liquidated damages for Purchaser's default (and in such circumstances Purchaser shall, if applicable, join with the Sellers in a written instruction to Escrow Agent to pay the Deposit to the Sellers). The Sellers and Purchaser agree that it would be impractical or impossible to fix actual damages in the case of a default by Purchaser and that the Deposit (whether in the form of cash held by Escrow Agent and/or any Letters of Credit) is a reasonable estimate of the Sellers' damages in such event.

                  16.2 The Sellers' Default. If at the Closing Date the conditions to the obligation of Purchaser to close title as set forth in Article 11 have not been fulfilled on account of the default of the Sellers hereunder, and the Closing shall not occur as a result thereof, then Purchaser shall be entitled to pursue, at its election, either of the following as its sole and exclusive remedy: (i) terminate this Agreement and have the Deposit returned to it by the Escrow Agent, or (ii) seek specific performance of the Sellers' obligations under this Agreement. Purchaser hereby waives any right to sue the Sellers for damages (including consequential and punitive damages) for any default by the Sellers hereunder but if the Closing occurs such waiver shall not apply to damages to which Purchaser may be entitled hereunder by reason of any breach by the Sellers of any of their indemnities, warranties or representations hereunder which survive the Closing; provided, however, that in the event the remedy of specific performance is unavailable to Purchaser, Purchaser may seek damages (but not consequential, indirect or punitive damages) from the Sellers.

                  16.3 Survival. The provisions of this Article 16 shall survive the termination of this Agreement.

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

         17.      Estoppels.

                  17.1 Required Estoppels. At or before the Closing, and as a condition to Purchaser's obligation to close, the Sellers shall cause Owner (and/or VCR, as applicable) to deliver to Purchaser the following estoppel letters:

                           17.1.1   estoppel letters from each of the parties
(other than Owner) to the REA, such estoppel letters to be in substantially the form of Exhibit P attached hereto and made a part hereof and dated as of the Closing Date; and

                           17.1.2   estoppel letters from Tenants at the
Property which occupy in excess of seventy percent (70%) of the then-occupied gross leasable area of the Property in the aggregate and in all events including the Tenant under each of the VCR Leases, the Tao Restaurant Lease, the Tao Nightclub Lease and the Diamond Resort Lease (such tenants, the "Required Tenants"), such estoppel letters to be in substantially the form of Exhibit Q attached hereto and made a part hereof and dated not more than thirty (30) days prior to the Closing Date; provided, however, that if any Lease provides for the form or content of an estoppel letter, Purchaser shall accept an estoppel letter as called for therein if any Tenant refuses to execute one in the form annexed hereto as Exhibit Q after being requested to do so by Owner (or VCR, as applicable). For purposes of this subsection 17.1.2 and Section 17.2, (a) the VCR Showroom Lease, the Gondola Lease and the VCR Office Lease shall be deemed to be Leases, (b) VCR shall be deemed to be in occupancy on the Closing Date of the space covered by the VCR Showroom Lease, the Gondola Lease and the VCR Office Lease, (c) the space covered by the Gondola Lease shall be deemed to only be the space covered by the Emporio d'Gondola store and (d) the execution and delivery by VCR on

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

the Closing Date of the VCR Showroom Lease, the Gondola Lease and the VCR Office Lease shall be deemed to be execution and delivery by VCR of satisfactory tenant estoppel letters with respect to such Leases.

                  17.2 The Sellers' Estoppels. If Owner and VCR shall be unable to obtain all of the estoppel letters required by Section 17.1, then the Sellers shall have the right (but not the obligation) to provide to Purchaser, and Purchaser shall accept in lieu of the missing estoppel letter(s), one or more estoppel letters signed by the Sellers in the form of Exhibit R attached hereto and made a part hereof (a "Sellers' Estoppel Letter"), with respect to any Tenants (other than the Required Tenants, for which no Sellers' Estoppel Letter may be delivered by the Sellers in lieu of the Required Tenants' estoppel letters) selected by the Sellers, to the extent necessary to achieve the seventy percent (70%) requirement set forth in Section 17.1.2. Furthermore, it shall be a condition precedent to Purchaser's obligation to consummate the Closing that the Sellers deliver to Purchaser a Seller's Estoppel Letter for the Madame Tussaud Lease and for the Sephora Lease, if the Tenant under the applicable Lease does not deliver an estoppel letter. Notwithstanding the foregoing, in no event shall Purchaser be required to proceed to Closing if the Sellers are unable to deliver estoppel letters signed by Tenants who aggregate at least fifty percent (50%) of the then-occupied gross leasable area of the Property. Statements made by the Sellers in a Sellers' Estoppel Letter shall constitute warranties and representations by the Sellers which shall survive the Closing for the period, and shall otherwise be subject to all of the limitations, set forth in Section 8.6 and any other applicable provisions of this Agreement. If the Sellers deliver any Sellers' Estoppel Letters and, subsequent to the Closing, the Sellers receive an estoppel letter, the

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

Sellers shall deliver such estoppel letter to Purchaser and in such case, (1) to the extent such estoppel letter conforms with a Sellers' Estoppel Letter for the Tenant in question, such Sellers' Estoppel Letter shall be and become of no further force or effect or (2) if no Sellers' Estoppel Letter was delivered for the Tenant in question, the Sellers shall designate one or more of Sellers' Estoppel Letters delivered pursuant to this Section 17.2 which, in the aggregate, comprise not more than the same percentage of the gross leasable area of the Property as the Tenant in question, and such Sellers' Estoppel Letter(s) shall be of no further force or effect.

                  17.3 Variance between Estoppels and Forms Annexed as Exhibits. The Sellers shall not be in breach or default under this Agreement, and, subject to the further provisions of this sentence, Purchaser shall not have the right to elect to not consummate the Closing, if one or more estoppel letters signed by any Tenants set forth allegations or facts at variance with statements in the forms of estoppel letters annexed hereto as exhibits or information set forth in other exhibits to this Agreement or otherwise set forth claims, defenses, or other adverse matters (collectively, "Estoppel Claims"), but it shall be a condition to Purchaser's obligation to close the transactions provided for herein that such Estoppel Claims (excluding Estoppel Claims which, under the terms of this Agreement, any instrument or document delivered pursuant hereto or any other agreement of the Sellers executed and delivered on or prior to the Closing Date, it is the Sellers' obligation to pay or rectify), taken as a whole, do not reveal facts of which Purchaser had no knowledge (including any deemed knowledge pursuant to clauses (i), (iii), (iv) and (v) of the last sentence of subsection 8.6.4) on or before the date of this Agreement and which result in a Material Loss.

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

                  17.4 All Estoppels to be Delivered. The Sellers agree that notwithstanding the fact that estoppel letters are not required from all of the Tenants, as specified in Section 17.1, the Sellers shall request all Tenants to execute estoppel letters in the forms annexed hereto as Exhibit Q and the Sellers shall use commercially reasonable efforts to obtain all such estoppel letters.

         18. Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by hand, first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least three (3) Business Days prior thereto by like notice) and shall be deemed given when so delivered by hand or telecopied, and if mailed, three (3) Business Days after mailing (one
(1) Business Day in case of overnight courier service), as follows:

         if to the Sellers, to:

         Grand Canal Shops Mall MM Subsidiary, Inc.
         3355 Las Vegas Boulevard South
         Las Vegas, Nevada 89019
         Attn: Fred Kraus
         Tel: (702) 414-4409
         Fax (702) 414-4421

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

         With copies at the same time to:

         Grand Canal Shops Mall Subsidiary, LLC.
         3355 Las Vegas Boulevard South
         Las Vegas, Nevada 89019
         Attn: Robert Goldstein
         Tel: (702) 414-4420
         Fax: (702) 414-4950

         and:

         Paul, Weiss, Rifkind, Wharton & Garrison LLP
         1285 Avenue of the Americas
         New York, New York 10019-6064
         Attn: Harris B. Freidus, Esq.
         Tel: (212) 373-3064
         Fax: (212) 492-0064

         if to Purchaser, to:

         GGP Limited Partnership
         c/o General Growth Properties, Inc.
         110 North Wacker Drive
         Chicago, IL 60606
         Attn: Joel Bayer

         with copies at the same time to:

         Neal, Gerber & Eisenberg
         Two North LaSalle Street
         Suite 2200
         Chicago, IL 60602
         Attn: Marshall E. Eisenberg, Esq. & Douglas M. Ellis, Esq.

         if to Guarantor, to:

         Venetian Casino Resort, LLC
         3355 Las Vegas Boulevard South
         Las Vegas, Nevada 89019
         Attn: Fred Kraus
         Tel: (702) 414-4409
         Fax (702) 414-4421

         and:

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

         Paul, Weiss, Rifkind, Wharton & Garrison LLP
         1285 Avenue of the Americas
         New York, New York 10019-6064
         Attn: Harris B. Freidus, Esq.
         Tel: (212) 373-3064
         Fax: (212) 492-0064

         19. Further Assurances. Each of the Sellers and Purchaser agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that such request is made by notice given within one (1) year after the Closing Date. If required by the other party, the party making the request will bear the reasonable cost involved. Neither party shall be required to execute any instrument or document pursuant to this Article 19 which would increase the liability or obligations of such party over that provided for in this Agreement and the instruments and documents executed by such party pursuant hereto. Without limiting the foregoing, the Sellers shall, upon the request of Purchaser from time to time, provide signed "representation letters" with respect to revenues and expenses of Owner for the period prior to Closing to enable Purchaser's accountants to render an opinion on Purchaser's or any of its affiliates' financial statements (including financial statements with respect to the Property), provided that (a) the same shall be at no third party (out of pocket) cost to the Sellers and Purchaser shall reimburse the Sellers for all reasonable cost and expenses incurred by the Sellers in connection therewith within fifteen (15) days written notice and (b) the Sellers shall have no liability with respect to any inaccuracies or mistakes in said letters. The provisions of this Article 19 shall survive the Closing.

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

         20. Captions. The article and section titles or captions in this Agreement and the Table of Contents and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.

         21. Governing Law; Construction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.

         22. Entire Agreement; No Third Party Beneficiary, etc. This Agreement, including all Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm, corporation or other entity other than the parties hereto, except that VCR shall be a third-party beneficiary of the provisions of subsections 7.4.1 and 7.4.2 hereof. The provisions of this Article 22 shall survive the Closing or termination of this Agreement.

         23. Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. Whenever in this Agreement it is provided that a document must be dated within a specified number of days prior to the Closing Date, the reference to the Closing Date in each such provision shall be deemed to be the scheduled Closing Date set forth in the first sentence of Section 5.1 and not any date to which such Closing Date may be adjourned pursuant to the provisions hereof. The provisions of this Article 23 shall survive the Closing or termination of this Agreement.

         24. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

         25.      Transaction Expenses; Fees and Disbursements of Counsel, etc.

                  25.1 Transaction Expenses. The Sellers shall pay recording fees and charges for documents required to remove exceptions to title which do not constitute Permitted Encumbrances and/or the cost of causing the Title Company to omit or insure over any such exceptions, the fees of Goldman and one-half (1/2) of the cost of any escrow fee charged by Escrow Agent in connection with this transaction. Purchaser shall pay recording charges (except as provided in the preceding sentence) and one-half (1/2) of the cost of any escrow fee charged by Escrow Agent in connection with this transaction. The Sellers shall pay any documentary stamp taxes and surtaxes, transfer taxes and similar charges payable in connection with the transfer of the Membership Interests by the Sellers to Purchaser. Purchaser shall pay the cost of updating the survey and the premiums for the owner's (and any lender's) policies of title insurance and all endorsements thereto issued to Purchaser or Owner (or any lenders) at Closing.

                  25.2 Other Expenses. Subject to Section 25.1, each party shall pay its own expenses in connection with the transaction contemplated in this Agreement, including the fees, disbursements and charges of its own counsel, accountants, consultants, experts and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

                  25.3 Survival. The provisions of this Article 25 shall survive the Closing or the termination of this Agreement.

         26.      Assignment.

                  26.1 General Prohibition. Subject to the further provisions of this Article 26, Purchaser shall not, without the prior written consent of the Sellers, assign this Agreement or its rights hereunder, in whole or in part, to any other person or entity. Any transfer of fifty percent (50%) or more of the direct or indirect equity, beneficial or voting interests in Purchaser at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this
Article 26.

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

                  26.2 Affiliates. Notwithstanding anything to the contrary contained in this Article 26, Purchaser may assign its rights hereunder to any Affiliate (as hereinafter defined) of Purchaser. For purposes of this Article 26, (x) "Affiliate" means any entity controlled by Purchaser, an entity in which Purchaser directly or indirectly owns fifty percent (50%) or more of the voting rights and/or beneficial interests, or an entity that is under common control with Purchaser and (y) "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of voting stock, by contract or otherwise.

                  26.3 Assignor Remains Liable. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the assignor's obligations under the Agreement pursuant to an assumption agreement in form and substance reasonably satisfactory to the Sellers, provided that the Purchaser originally named herein shall not be relieved from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining the Sellers' prior written consent or not otherwise permitted hereunder shall be void and of no force and effect. No consent given by the Sellers to any transfer or assignment of Purchaser's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder.

         27. Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

         28. No Recording. The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records except as required by law (and except for filings with any court (but not in any real estate, county or state recording office) pursuant to any litigation). If Purchaser violates the terms of this Article, the Sellers, in addition to any other rights or remedies it may have, may immediately terminate this Agreement by giving notice to Purchaser of its election so to do and receive and retain the Deposit as liquidated damages in accordance with Section
16.1. The provisions of this Article shall survive the Closing or any termination of this Agreement.

         29. Confidentiality. The parties hereto agree that, except as required by law (including securities laws, rules and regulations), each will treat as confidential the terms of this Agreement and the transaction contemplated herein and that prior to Closing neither will issue a press release, advertisement or other public communication with respect to this Agreement or relating to the transaction contemplated herein without the prior approval of the other party. In addition, Purchaser agrees that, prior to Closing, it will treat as confidential all non-public information relating to the Property furnished to Purchaser by or on behalf of the Sellers and that it will not disclose any such information to other persons or entities except for its attorneys, accountants and consultants, if any, its lenders, the Title Company, its insurance companies and insurance brokers, its partners or investors, if any, or as may be compelled or required by law (including securities laws, rules and regulations). If this Agreement is terminated or the Closing does not otherwise occur, Purchaser shall redeliver to the Sellers all materials with respect to the Property furnished to it by or at the behest of the Sellers and shall destroy all copies thereof and notes relating thereto and certify to the Sellers in writing that it has done so. The preceding provisions of this Article 29 shall survive any termination of this Agreement. On the Closing Date, the parties shall either issue a joint press release reasonably satisfactory to each or, if each issues its own press release, each such release must be reasonably satisfactory to the other.

         30. Prevailing Party's Attorneys' Fees. In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party. The provisions of this Article shall survive the Closing or the termination of this Agreement.

         31. Indemnification. Any party entitled to indemnification by the other party pursuant to any provision of this Agreement or under any instrument or document executed and delivered pursuant hereto (the "Protected Party") shall give prompt notice to the other party (the "Indemnifying Party") of any claim, demand or action asserted, made or instituted against the Protected Party which is covered by such indemnification; provided, however, that the Protected Party's failure to do so shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party has been materially prejudiced by such failure. The Indemnifying Party shall have the right, by notice to the Protected Party, to assume the defense of any claim, demand or action with respect to which the Protected Party is entitled to indemnification hereunder, but only if, in such notice, the Indemnifying Party acknowledges that such claim, demand or action is covered by the indemnity in question. If the Indemnifying Party gives such notice, (i) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the Protected Party, such approval not to be unreasonably withheld or delayed (provided, however, that the Protected Party's approval shall not be required with respect to counsel designated by the Indemnifying Party's insurer), (ii) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the Protected Party for services rendered after the Indemnifying Party has given the notice provided for above to the Protected Party or prior to the time that the Protected Party has given to the Indemnifying Party the notice required by the first sentence of this Article 31, and (iii) the Indemnifying Party shall have the right, without the consent of the Protected Party, to settle such claim, demand or action, but only provided that the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Protected Party is unconditionally released from all liability in respect of such claim, demand or action. The Protected Party shall have the right to participate in the defense of any claim, demand or action being defended by the Indemnifying Party at the expense of the Protected Party, but the Indemnifying Party shall have the right to control such defense. In no event shall the Protected Party (a) settle any such claim, demand or action without the consent of the Indemnifying Party or (b) if any such claim, demand or action is covered by the Indemnifying Party's liability insurance, take or omit to take any action which would cause the insurer not to defend such claim, demand or action or to disclaim liability in respect thereof. The provisions of this Article 31 shall survive the Closing or any termination of this Agreement.

         32. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THE PROPERTY, THE MEMBERSHIP INTERESTS, THE ASSIGNMENT INSTRUMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION AND SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

         33. Partnership Liabilities. It is the intention of the Sellers and Purchaser that, notwithstanding the fact that Purchaser is purchasing the Membership Interests, Purchaser shall not be obligated to pay or discharge any liabilities or other obligations which Purchaser would not assume or be liable for if Purchaser were purchasing the fee interest in the Property instead of the Membership Interests.

                  33.1 The Sellers' Indemnification. In order to implement the foregoing, but subject to the provisions of Section 33.2, the Sellers hereby defend, indemnify and agree to hold harmless Purchaser and any affiliate of Purchaser which receives an assignment of any of the Membership Interests from the Sellers at Closing (Purchaser and any such affiliates shall, for purpose of this Article 33, be referred to collectively as "Purchaser") from and against all liabilities, obligations, debts, claims, causes of action, judgments and damages which may be asserted against, imposed on or incurred by Owner after the Closing by reason of any of the following: (i) any obligations of Owner for borrowed money which was incurred prior to the Closing; (ii) any claims against the Owner under Leases for overpaid Rents or other charges, for failure of the landlord thereof to perform any of its obligations thereunder or for misapplication of security deposits, in each case with respect to any period prior to the Closing; (iii) any claims made by any party (other than Owner) to any of the Other Agreements with respect to any period prior to the Closing; (iv) all obligations and payments due from Owner to creditors with respect to any period prior to the Closing; (v) any amounts due and payable by Owner to the Managing Agent (including, without limitation, those arising out of the termination of the Management Agreement); (vi) all obligations with respect to existing litigation against Owner, or any litigation in connection with the actions or omissions of Owner, instituted against Owner after the date hereof or on or after the Closing Date to the extent based on any event occurring prior to the Adjustment Point;
(vii) any income, excise, franchise or other taxes payable by Owner in respect of any period prior to the Adjustment Point; (viii) any other liabilities, obligations, debts, claims, causes of action, judgments or damages which may be imposed upon, incurred by or asserted against Owner in connection with the actions or omissions of Owner and which are based on any event occurring prior to the Closing (including, but not limited to, Owner's obligations under the ATM Agreement and under that certain Release and Termination of Leasehold Agreement by and between WB Stage 16 and Owner, dated January 3, 2003); (ix) any liabilities or obligations relating to any property of Owner (other than the Property or related property) or any activities of Owner (other than the ownership and operation of the Property and related property); and (x) any fine, penalty or the like that is imposed or assessed by a governmental authority for the period prior to the Closing, whether or not imposed or assessed before or after the Closing (the foregoing, collectively, the "Excluded Liabilities").

                  33.2 Exclusions to the Sellers' Indemnification. The indemnity of the Sellers set forth in this Article 33 shall not apply to (and the term Excluded Liabilities shall be deemed not to include) any of the following or to any liability, obligation, debt, claim, cause of action, judgment or damage based on any of the following: (a) any matter accruing after the Adjustment Point except to the extent the Sellers are expressly obligated in respect thereof under other provisions of this Agreement; (b) any matter expressly assumed by Purchaser or Owner or as to which the Sellers are expressly relieved of any obligations or responsibilities under the terms of this Agreement; (c) any obligation, liability, debt, claim, cause of action, judgment or damage that would have been incurred, suffered or assumed by Purchaser if Purchaser had acquired the Property by deed (or assignment of lease in the case of the Casino Level Master Lease) and assumed all liabilities and obligations of Owner accruing post-Closing under or in respect of the Leases, the REA, the Other Agreements, the VCR Showroom Lease, the Gondola Lease, the VCR Office Lease and the Casino Level Master Lease; (d) any matter or item to the extent an apportionment has been made or is provided for with respect thereto in this Agreement; (e) any matter relating to title to the Property; (f) any matter relating to the physical condition of the Property (including any Personal Property) including, without limitation, the need for any required repairs or replacements or any condition at the Property which violates applicable building, zoning, use, occupancy, fire, safety, health, environmental, disability or other laws, ordinances or codes; (g) any claim with respect to personal injury, death or property damage which occurs on or after the Closing Date; (h) any matter to the extent covered by any insurance policy maintained by Owner (or by VCR pursuant to the REA if such policy covers Owner and the Property) after the Closing; (i) any matter relating to the Property's non-compliance with any applicable laws, ordinances, orders or regulations (including, without limitation, any cost associated with environmental compliance); and (j) any Estoppel Claims. Without limiting the generality of clauses (f) and (i) above, but in amplification thereof, if any Tenant or other party claims that Owner is in default because it failed to make any required repairs, replacements or improvements, or if any governmental authority or other party asserts that the Property is in violation of any applicable laws, ordinances or codes, unless otherwise expressly provided elsewhere in this Agreement the Sellers shall have no liability, responsibility or obligation to make any such repairs, replacements or improvements, or to comply with any such laws, ordinances or codes or to remedy any violation thereof, or to pay the cost thereof, even if the condition which gives rise to the need therefore occurred prior to the Closing, it being understood and agreed that except as otherwise expressly provided elsewhere in this Agreement Purchaser has agreed to acquire the Membership Interests on the basis that the Property will be in "as is" condition and that the Sellers shall not be obligated to make any repairs, replacements or improvements thereto or remedy any conditions therein which are in violation of any applicable laws, ordinances or codes.

         34.      Arbitration.

                  34.1 Final and Binding. In any circumstance for which arbitration is specifically provided for herein, the party desiring such arbitration shall give notice to JAMS/Endispute (or its successor) and to the other party to this Agreement. Such arbitration shall be a final and binding arbitration upon the parties.

                  34.2 Rules. The arbitration will be conducted by a sole arbitrator in accordance with the provisions of JAMS/Endispute's Streamlined Arbitration Rules and Procedures (the "Rules") in effect on the date of commencement of the arbitration. The arbitrator shall be selected by agreement of the parties from JAMS/Endispute's panel of neutrals in accordance with those Rules, unless the parties agree otherwise. The arbitrator shall (unless not possible given JAMS/Endispute's panel of neutrals) have professional experience in the commercial real estate business.

                  34.3 Arbitration Governing Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, to the exclusion of state laws inconsistent therewith or that would produce a different result. The place of arbitration shall be New York, New York.

                  34.4 Written Opinion. The arbitrator shall not be required to render a written, reasoned opinion with respect to the award unless either party requests otherwise, provided that the requesting party pays all fees and expenses of the arbitrator in connection with such opinion. Non-appealable, final judgment upon the arbitrator's decision may be entered by any court having jurisdiction thereof, and the parties consent to jurisdiction in the federal and state courts located in the County of Clark, State of

Nevada for this purpose. The provisions of this Article 34 may be enforced by any court of competent jurisdiction.

                  34.5 Arbitration Fees. The prevailing party in any arbitration shall be entitled to recover from the non-prevailing party all costs, fees and expenses in connection with such arbitration, including attorneys' fees and the fees and expenses of the arbitrator, and such recovery shall be part of the arbitrator's award.

         35. REA. Purchaser hereby acknowledges and confirms that affiliates of the Sellers own properties adjoining, above, below and connected to the Property and which, together with the Property, are encumbered by the REA. Purchaser acknowledges that compliance by Owner after the Closing with the provisions of the REA (including Sections IV(B)(2) and XIV(3)(d) of the Amended and Restated REA) is a critical component of the transaction contemplated by this Agreement and that the Sellers would not be entering into this Agreement without Owner remaining bound by and obligated under the REA after the Closing. The provisions of this Article 35 shall survive the Closing.

         36. Joint and Several Liability. Notwithstanding any other provision hereof, any liability or obligation of the Sellers or either Seller under any provision of this Agreement, whether for any post-Closing adjustment pursuant to Article 6, breach of a representation or warranty, breach of a covenant, indemnification or otherwise, is a joint and several liability or obligation of the Sellers.

         37. Guaranty. By executing this Agreement, VCR hereby agrees to be liable for all of the Sellers' post-Closing liabilities and obligations contained in this Agreement and in the other documents executed and delivered by Seller in connection with this Agreement and the Closing, it being expressly understood that VCR is signing this Agreement solely in its capacity as guarantor as stated in this
Article 37.

         38. ATM Agreement. Notwithstanding anything contained in this Agreement to the contrary, during the term of the ATM Agreement, VCR shall retain all of its rights and obligations under such agreement including, but not limited to, the right to receive a portion of the revenues generated by the automatic teller machines located on the Property. Neither Purchaser nor Owner shall do anything which shall cause VCR and/or Ultron, Inc. to be in breach of the ATM Agreement. The provisions of this Article 38 shall survive the Closing.

         39. Canyon Ranch Spa Space. Sellers and Purchaser acknowledge and confirm although it is their intent that the Property not include any space currently occupied by Canyon Ranch for use as a spa (as opposed to the separately demised Canyon Ranch retail store) or the lease covering such spa space, as of the date hereof the Land includes certain such space. Sellers are attempting to cause such space to be subdivided from the rest of the Land prior to the Closing, and if that occurs, the Property conveyed at the Closing shall not include such space or such lease. If, however, as of the Closing Date such space is part of one of the legal parcels in which Grand Canal Shoppes is situated, then (a) at the Closing the Sellers shall cause VCR to execute, and Purchaser shall execute as the managing member and on behalf of Owner, a lease of such space, which lease shall (i) provide that Owner shall lease such space to VCR for a term of ninety-nine years and for a base rent of $1 per year; (ii) provide that each of VCR and Owner shall use diligent efforts (at VCR's sole cost and expense) to cause such subdivision to be effectuated, and that immediately upon such subdivision, such space shall be conveyed by Owner to VCR for $1, (iii) provide for the structuring of such conveyance in such a way so as to avoid real property transfer tax (e.g. transfer of membership interests), (iv) provide for substantially the same rights and obligations between the parties with respect to such space that would apply if such space were part of the "Phase I Hotel/Casino" (as such term is defined in the REA); (iv) not permit Owner to terminate such lease for any reason; (v) contain "leasehold mortgagee protection provisions" substantially similar to such provisions in the Casino Level Master Lease, and (vi) in all other respects be reasonably satisfactory to the Sellers and Purchaser. The provisions of this Article 39 shall survive the Closing.

         40. Additional Sellers' Post-Closing Obligation. The Sellers shall be liable and responsible for all allowances payable to Tenants in lieu of tenant alterations which were payable prior to the Closing. The provisions of this Article 40 shall survive the Closing.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                    SELLERS:

                                    GRAND CANAL SHOPS MALL
                                    SUBSIDIARY, LLC.

                                    By: Mall Intermediate Holding Company, LLC,
                                        its managing member

                                        By: Venetian Casino Resort, LLC,
                                            its managing member

                                            By: Las Vegas Sands, Inc.,
                                                its managing member

                                                By:____________________________
                                                   Name:
                                                   Title:

                                    GRAND CANAL SHOPS
                                    MALL MM SUBSIDIARY, INC.

                                    By:__________________________
                                       Name:
                                       Title:

                                    PURCHASER:

                                    GGP LIMITED PARTNERSHIP

                                    By:_____________________________
                                       Name:
                                       Title:

         The undersigned has executed this Agreement solely for the purpose of agreeing to be bound by the provisions of Article 37:

VENETIAN CASINO RESORT, LLC

By: Las Vegas Sands, Inc., as managing member

By: ________________________________
    Name:
    Title:

         The undersigned has executed this Agreement solely for the purpose of agreeing to be bound by the provisions of Section 3.2 and the last parenthetical clause of the last sentence of Section 3.3:

LAWYERS TITLE INSURANCE CORPORATION

By: ________________________________
    Name:
    Title:

                            PWRW&G LLP DRAFT 4/10/04

                   GRAND CANAL SHOPS MALL MM SUBSIDIARY, INC.

                                       and

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC

                                                     Sellers,

                                       and

                             GGP LIMITED PARTNERSHIP

                                                    Purchaser.

                           PURCHASE AND SALE AGREEMENT

                                April ____, 2004

                                    Property

                   The Grand Canal Shoppes, Las Vegas, Nevada

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
1.      Definitions ............................................................                2

2.      Agreement to Sell and Purchase .........................................               13

3.      Purchase Price .........................................................               13
        3.1     Purchase Price .................................................               13
        3.2     Escrow Provisions ..............................................               14
        3.3     Letters of Credit ..............................................               17

4.      Permitted Encumbrances. ................................................               19
        4.1     Definitions ....................................................               19

5.      The Closing ............................................................               20
        5.1     Closing Date ...................................................               20
        5.2     Actions at Closing .............................................               21

6.      Apportionments .........................................................               21
        6.1     Rents ..........................................................               21
        6.2     Leasing Costs ..................................................               30
        6.3     Ancillary Income ...............................................               31
        6.4     Additional Items ...............................................               31
        6.5     Adjustment Statement ...........................................               37
        6.6     Gift Certificates ..............................................               37
        6.7     Survival .......................................................               37

7.      Actions to be Taken and Documents to be Delivered at or Prior
        to the Closing .........................................................               38
        7.1     The Sellers' Deliveries ........................................               38
        7.2     Purchaser's Deliveries .........................................               43
        7.3     Access to Records ..............................................               45
        7.4     Due Diligence ..................................................               46

8.      As Is; Representations and Warranties of the Sellers ...................               47
        8.1     No Implied Representations .....................................               48
        8.2     "As-Is" Purchase ...............................................               49
        8.3     Representations and Warranties of the Sellers ..................               51
        8.4     No Independent Investigation ...................................               58
        8.5     Effect of Estoppels ............................................               59
        8.6     Survival of Warranties, etc. ...................................               59

9.      Representations and Warranties of Purchaser. ...........................               62

                                                                                                  Page
                                                                                                  ----
         9.1        Purchaser's Warranties .....................................                   62
         9.2        Remaking of Warranties; Survival ...........................                   63

10.      Conditions to the Obligation of the Sellers to Close ..................                   63
         10.1       Purchase Price .............................................                   64
         10.2       Representations and Warranties .............................                   64
         10.3       Performance of Obligations .................................                   64
         10.4       No Injunctions .............................................                   64
         10.5       SNDA's .....................................................                   64
         10.6       Other Conditions ...........................................                   65

11.      Conditions to the Obligation of Purchaser to Close ....................                   65
         11.1       Representations and Warranties .............................                   65
         11.2       Performance of Obligations .................................                   69
         11.3       Casino Level SNDA ..........................................                   69
         11.4       All Sellers to Close .......................................                   69
         11.5       No Injunctions .............................................                   69
         11.6       Title ......................................................                   70
         11.7       Other Conditions ...........................................                   70

12.      Risk of Loss Upon Casualty or Taking ..................................                   70

13.      Operation of the Property Until Closing; Tax Returns ..................                   72
         13.1       Standard of Operation ......................................                   72
         13.2       Tax Returns ................................................                   73

14.      Title to the Membership Interests and the Property. ...................                   74
         14.1       Title to the Membership Interests ..........................                   74
         14.2       Title Defects ..............................................                   74
         14.3       Waiver by Purchaser ........................................                   76
         14.4       Full Performance; Survival .................................                   76

15.      Brokers, etc ..........................................................                   76
         15.1       Purchaser's Representation .................................                   76
         15.2       The Sellers' Representation ................................                   77
         15.3       Survival ...................................................                   77

16.      Default; Remedies. ....................................................                   77
         16.1       Purchaser's Default ........................................                   77
         16.2       The Sellers' Default .......................................                   78
         16.3       Survival ...................................................                   78

17.      Estoppels .............................................................                   79
         17.1       Required Estoppels .........................................                   79
         17.2       The Sellers' Estoppels .....................................                   80
         17.3       Variance between Estoppels and Forms Annexed as Exhibits ...                   81
         17.4       All Estoppels to be Delivered ..............................                   82

                                                                                                  Page
                                                                                                  ----
18.      Notices ...............................................................                   82

19.      Further Assurances ....................................................                   84

20.      Captions ..............................................................                   85

21.      Governing Law; Construction ...........................................                   85

22.      Entire Agreement; No Third Party Beneficiary, etc. ....................                   85

23.      Waivers; Extensions ...................................................                   86

24.      Pronouns ..............................................................                   86

25.      Transaction Expenses; Fees and Disbursements of Counsel, etc. .........                   86
         25.1 Transaction Expenses .............................................                   86
         25.2 Other Expenses ...................................................                   87
         25.3 Survival .........................................................                   87

26.      Assignment ............................................................                   87
         26.1 General Prohibition ..............................................                   87
         26.2 Affiliates .......................................................                   88
         26.3 Assignor Remains Liable ..........................................                   88

27.      Counterparts ..........................................................                   88

28.      No Recording ..........................................................                   89

29.      Confidentiality .......................................................                   89

30.      Prevailing Party's Attorneys' Fees ....................................                   90

31.      Indemnification .......................................................                   90

32.      Waiver of Jury Trial ..................................................                   92

33.      Partnership Liabilities ...............................................                   92
         33.1 The Sellers' Indemnification .....................................                   92
         33.2 Exclusions to the Sellers' Indemnification .......................                   94

34.      Arbitration ...........................................................                   96
         34.1 Final and Binding ................................................                   96
         34.2 Rules ............................................................                   96
         34.3 Arbitration Governing Law ........................................                   96
         34.4 Written Opinion ..................................................                   96
         34.5 Arbitration Fees .................................................                   97

35.      REA ...................................................................                   97

                                                                                                  Page
                                                                                                  ----
36.      Joint and Several Liability ...........................................                   97

37.      Guaranty ..............................................................                   97

38.      ATM Agreement .........................................................                   98

39.      Canyon Ranch Spa Space. ...............................................                   98

40.      Additional Sellers' Post-Closing Obligation. ..........................                   99

                    Schedule of Exhibits

Exhibit A           Membership Interests
Exhibit B           Description of Land
Exhibit C           List of Documents Constituting the Other Agreements
Exhibit D           Permitted Encumbrances
Exhibit E           Survey
Exhibit F           Form of Assignment of Membership Interests
Exhibit G           Schedule of Leases
Exhibit H           Schedule of Delinquencies
Exhibit I           Schedule of Violations
Exhibit J           Pending Condemnations
Exhibit K           Schedule of Pending Litigation
Exhibit L           Schedule of Material Personal Property
Exhibit M           Environmental Reports
Exhibit N           Sellers' Representation Certificate
Exhibit O           Pending Lease Transactions
Exhibit P           Form of REA Estoppel
Exhibit Q           Form of Tenant Estoppel
Exhibit R           Form of Sellers' Estoppel Letter
Exhibit S           [Reserved]
Exhibit T           Amended and Restated REA
Exhibit U           Reserved
Exhibit V           VCR Showroom Lease
Exhibit W           Gondola Lease
Exhibit X           VCR Office Lease
Exhibit Y           Casino Level Master Lease
Exhibit Z           ATM Agreement
Exhibit AA          Form of SNDA